EXHIBIT 10

SHARE PURCHASE AND TRANSFER AGREEMENT

between

1.

M-Invest GmbH, Carl-Benz-Straße 19, 78224 Singen, Germany, registered with the commercial register of the local court Freiburg under HRB 542112,

"Seller 1",

2.

MEDER Holding AG, Weissbadstrasse 8b, CH-9050 Appenzell, registered with the Appenzell Innerrhoden canton commercial register under registration number CH-310.3.000.318-8,

"Seller 2",

3.

Standex International GmbH, Kölner Straße 352-354, 47807 Krefeld, Germany, registered with the commercial register of the local court Krefeld under HRB 502,

"Buyer"

Seller 1 and Seller 2 are referred to collectively as the "Sellers".  The Sellers on the one hand and the Buyer on the other hand are also individually referred to as the "Party" and collectively as the "Parties".

PREAMBLE

Standex International Corporation, Delaware, United States of America ("Standex International"), the mother Company of the Buyer, has come to a general agreement inter alias with Seller 2, that their respective groups should enter into agreements to effect the following intended transaction ("Transaction"):

(a) The Buyer shall, directly and indirectly, acquire from the Sellers all shares in MEDER electronic AG, Robert-Bosch-Straße 4, 78224 Singen, Germany, registered in the commercial register of the local court of Freiburg under HRB 541561 ("Company" and all shares in the Company "Shares") and (b) Standex (Ireland) Limited, Acragar Road, Mountmellick, Co. Laois, Republic of Ireland, another subsidiary of Standex International, shall acquire from Seller 2 certain assets ("Meder Assets"), namely all tangible and intangible assets of Seller 2, which are used or are useful to the business in which the Company and its subsidiaries are engaged ("Meder Business") by means of a separate agreement ("APA").  Sole shareholders in the Company are the Sellers and the Company.  By means of this share purchase and transfer agreement ("Agreement"), the Buyer intends to purchase and acquire, directly and indirectly, the Shares from the Sellers and the Sellers intend to sell and transfer, directly and indirectly, the Shares to the Buyer.

In order to respond to certain information requests of the Buyer in relation to the Meder Business, the Sellers have provided information partially in an online data room and partially by e-mail.

TABLE OF CONTENTS

1.

Subject Matter of Purchase

6

2.

Sale and Transfer

7

3.

Purchase Price

8

4.

Preliminary Purchase Price and Payment Terms

10

5.

Determination of the Purchase Price and Adjustment Payments

11

6.

Warranties (Garantien)

13

7.

Legal Consequences in Case of Incorrect or Incomplete Warranties and Supplementary Provisions to the Warranties  24

8.

Taxes

26

9.

Other Indemnities

28

10.

Cap Of Liability; Multitude of claims; Waiver of statutory rights

30

11.

Merger Control

31

12.

Prohibition on Competition

31

13.

Continuation of the Business Name and Covenant of Buyer

32

14.

Confidentiality and Providing Information to Third Parties

32

15.

Notices

33

16.

Restrictions on Transfer

35

17.

Costs and Transfer Taxes

35

18.

Final Provisions

35

DEFINITIONS

Affiliated Enterprises	Clause 12.3
Agreement	Preamble
AktG	Clause 6.1.8
Annual Accounts	Clause 6.3.2
APA	Preamble
Articles of Association	Clause 2.2
BBodSchG	Clause 6.17.2
BGB	Clause 5.1.4
Breach of Warranty	Clause 7.1
Business Days	Clause 5.1.1
Buyer	Deed Caption
Cap of Liability	Clause 10.1
Cash	Clause 3.5
CEST	Clause 2.1
Companies	Clause 1.7
Companies' Employees	Clause 6.9.2
Company	Preamble
Competing Enterprises	Clause 12.1
Condition Precedent	Clause 2.1
Contracts of Use	Clause 6.5.2
Downward Adjustment	Clause 5.3
Economic Effective Date	Clause 3.3
Effective Date Accounts	Clause 5.1.1
Environmental Damage	Clause 6.17.2
Escrow Account	Clause 4.3.2

Escrow Amount	Clause 4.3.2
Excess Working Capital	Clause 3.6
Expert	Clause 5.1.4
Expert Opinion	Clause 5.1.4
Final Effective Date Accounts	Clause 5.1.4
Final Special Statements	Clause 5.1.4
Financial Debt	Clause 3.3
Fiscal Authorities	Clause 8.1
Group Enterprises	Clause 6.10.5
HGB	Clause 3.3.1
IP Rights	Clause 6.6.1
Meder Assets	Preamble
Meder Business	Preamble
Meder France	Clause 1.5.3
Meder Hong Kong	Clause 1.5.4
Meder Italy	Clause 1.5.1
Meder Shanghai	Clause 1.6
Meder Switzerland	Clause 9.1.2
Meder UK	Clause 1.5.2
Meder USA	Clause 1.5.5
Own Shares	Clause 1.4
Party/Parties	Deed Caption
Preliminary Purchase Price	Clause 4.1
Purchase Price	Clause 3.1
Real Estate	Clause 6.4.3
Reference Working Capital	Clause 3.6

Relevant Accrued Liabilities	Clause 3.3
Relatives	Clause 6.10.5
Relevant Items	Clause 5.1.2
Seller 1	Deed Caption
Seller 1 Account	Clause 4.3.1
Seller 1 Multiple	Clause 3.2
Seller 1 Shares	Clause 1.3
Seller 2	Deed Caption
Seller 2 Account	Clause 4.2
Seller 2 Multiple	Clause 3.2
Seller 2 Shares	Clause 1.3
Sellers	Deed Caption
Sellers' Best Knowledge	Clause 7.9
Share Capital	Clause 1.1
Share Certificates	Clause 1.2
Shares	Preamble
Signing Date	Clause 2.2
Sold Shares	Clause 1.3
Special Accounting Principles	Clause 5.1.1
Special Statements	Clause 5.1.1
Standex International	Preamble
Subsidiaries	Clause 1.7
Subsidies	Clause 6.8
Tax Assessments	Clause 8.8
Taxes	Clause 8.1
Tax Returns	Clause 8.2

Third Party	Clause 7.2
Trade Payables	Clause 3.3.2
Transaction	Preamble
Transfer Date	Clause 2.1
Unfunded Pension Liabilities	Clause 3.4
Upward Adjustment	Clause 5.2
Warranties	Clause 6
Working Capital	Clause 3.8
Working Capital Shortfall	Clause 3.7

1.

SUBJECT MATTER OF PURCHASE

1.1

The subject matter of purchase comprises the Sold Shares.  The entire issued share capital of the Company amounts to EUR 1,914,000 (in words: Euro one million nine hundred and fourteen thousand) ("Share Capital").

1.2

The Share Capital of the Company is fully paid up and comprises 19,140 (in words: nineteen thousand one hundred and forty) ordinary registered shares (Namensaktien) with a nominal value of EUR 100 (in words: Euro one hundred) each. The Shares are not admitted for trading on any stock exchange.  The Shares are represented by share certificates ("Share Certificates").

1.3

Seller 1 holds 67.86 percent of the Shares in a total nominal amount of EUR 1,298,800 (in words: Euro one million two hundred ninety-eight thousand eight hundred) ("Seller 1 Shares") and Seller 2 holds 29.22 percent of the Shares in a total nominal amount of EUR 559,300 (in words: Euro five hundred fifty-nine thousand three hundred) ("Seller 2 Shares").  The Seller 1 Shares are 12,988 (in words: twelve thousand nine hundred eighty-eight) ordinary registered shares with a nominal value of EUR 100 (in words: Euro one hundred) each.  The Seller 2 Shares are 5,593 (in words: Euro five thousand five hundred ninety-three) ordinary registered shares with a nominal value of EUR 100 (in words: Euro one hundred) each.  The Seller 1 Shares and the Seller 2 Shares add up to the "Sold Shares".

1.4

The Company holds 2.92 percent of the Shares in a total nominal amount of EUR 55,900 (in words: Euro fifty five thousand nine hundred) ("Own Shares").  The Own Shares are 559 (in words: five hundred fifty nine) ordinary registered shares with a nominal value of EUR 100 (in words: Euro one hundred) each.  The Sold Shares and the Own Shares add up to the Shares.

1.5

The Company is shareholder in the following legal entities:

1.5.1

sole shareholder of Meder electronic s.r.l., Via Italia, 197 I° piano, 20040 Busnago, registration number: 12693080157 ("Meder Italy");

1.5.2

sole shareholder of Meder electronic UK, Ltd., 4100 Park Approach, Thorpe Park Business Park, LS15 8GB Leeds, registration number: 05926761 ("Meder UK");

1.5.3

sole shareholder of MEDER electronic S.a.r.l., 1 Place Marcel Rebuffat, Villejust, 91971 Courtaboeuf Cedex, registration number: 444582266 R.C.S. EVRY, ("Meder France");

1.5.4

sole shareholder of MEDER electronic Asia Ltd., Unit 7 & 8, 7th Floor, Yen Sheng Centre, 64 Hoi Yuen Road, Kwun Tong, Kowloon, registration number: 30178233-000-03-99-1 ("Meder Hong Kong"); and

1.5.5

sole shareholder of MEDER electronic Inc., 10 Little Brook Road, MA 02576 W. Wareham, registration number: 020509775 ("Meder USA").

1.6

Neither does the Company have any shareholding not listed in Clause 1.5, nor does any of Meder Italy, Meder UK, Meder France or Meder USA have any shareholdings.  Meder Hong Kong is sole shareholder of Meder GHL electronic Co., Ltd, F/2 # 7 Bldg, Zhangmu Ind. Zone, No.128, Yaobei Road, Jiuting, 201615 Shanghai, registration number: 310000400501339 ("Meder Shanghai") and does not have any other shareholding. Meder Shanghai does not have any shareholding.

1.7

Meder Italy, Meder UK, Meder France, Meder USA, Meder Hong Kong and Meder Shanghai are collectively referred to as "Subsidiaries".  The Subsidiaries and the Company are collectively referred to as "Companies".

2.

SALE AND TRANSFER

2.1

The Sellers hereby sell and, subject to the condition precedent (aufschiebende Bedingung) of payment of the Preliminary Purchase Price in accordance with Clause 4 ("Condition Precedent"), agree on the transfer of ownership (dingliche Einigung) of the Sold Shares to the Buyer, which accepts this sale and agrees on the transfer of ownership.  As between the Parties, the sale has economic effect (wirtschaftliche Wirkung) as per 1 July 2012, zero hours Central European Summer Time ("CEST") ("Transfer Date").

The Sellers shall immediately confirm receipt of the Preliminary Purchase Price to the Buyer giving evidence of the fulfilment of the Condition Precedent.

2.2

On the date after the date hereof ("Signing Date"), the Sellers will endorse all Share Certificates representing the Sold Shares and deliver them to Buyer.  The Company's consent to the transfer of the Sold Shares as required under clause paragraph 4 (2) of the Company's articles of association ("Articles of Association") has already been granted and a copy of this written consent is attached hereto in Annex 2.2.  The Sellers will ensure that the Company's consent is also documented on the concerned Share Certificates as part of the endorsement under this Clause 2.2.

2.3

All ancillary rights relating to the Sold Shares are transferred together with the Sold Shares, in particular the right to participate in the profits.  The Buyer is exclusively entitled to any profits attributable to the Sold Shares to the extent that the distribution of profits has not yet been resolved until the Signing Date.

3.

PURCHASE PRICE

3.1

The purchase price for the Sold Shares ("Purchase Price") is determined as the sum of

3.1.1

an amount of EUR 30,996,000 (in words: Euro thirty million nine hundred ninety six thousand)

3.1.2

minus the Financial Debt of the Companies

3.1.3

plus any Cash of the Companies

3.1.4

plus the amount of any Excess Working Capital or, as the case may be, minus the amount of any Working Capital Shortfall.

3.2

Of the Purchase Price, Seller 1 is entitled to a fractional amount equal to the Purchase Price multiplied with 0.698993596 ("Seller 1 Multiple") and Seller 2 is entitled to the remaining fractional amount equal to the Purchase Price multiplied with 0.301006404 ("Seller 2 Multiple").

3.3

"Financial Debt" is the aggregate sum, as per 30 June 2012, 24 hours CEST ("Economic Effective Date"), of any (i) Unfunded Pension Liabilities and (ii) indebtedness including the accrued liabilities described in Annex 3.3 ("Relevant Accrued Liabilities") in each case of the Companies, including accrued and unpaid interest, which is shown in the Final Effective Date Accounts or the notes thereto, in particular but not exclusively indebtedness of the Companies for or in respect of:

3.3.1

loans and liabilities towards banks and credit institutions as defined in section 266 para 3 lit C no 1 and 2 Commercial Code (Handelsgesetzbuch, "HGB");

3.3.2

trade payables as defined in section 266 para 3 lit C no 4 HGB ("Trade Payables") to the extent to which their terms of payment do not comply with those customary in the business of the Companies;

3.3.3

other liabilities, to the extent to which they are interest-bearing or discounted debt (e.g. zero coupon debt) and comparable with liabilities due to banks or other forms of long-term financing;

3.3.4

liabilities on bills accepted and drawn as defined in section 266 para 3 lit C no 5 HGB to the extent they are not comparable with Trade Payables;

3.3.5

the amount, if any, of any proceeds received or to be received under non-recourse or recourse factoring or sale or equivalent arrangements regarding receivables entered until and including the Economic Effective Date;

3.3.6

the aggregate sum of the fixed residual value (capital lease payoffs) of the capital leases listed and shown in Annex 3.3.6.  For the avoidance of doubt, any other liabilities under capital/finance leases, especially current and future leasing instalments do not constitute a Financial Debt;

3.3.7

liabilities or negative market-to-market effects arising under any hedging swaps (raw material, commodity and/or interest swaps) or similar exchange contracts to the extent caused by the change of ownership of the Companies;

3.3.8

outstanding obligations in respect of profit distributions;

3.3.9

any indebtedness of the types referred to above not incurred but guaranteed or secured directly or indirectly by the Companies;

3.3.10

any prepayment penalties (Vorfälligkeitsentschädigungen) or similar fees or charges with respect to any indebtedness of the types referred to above in each case to the extent they occur as a result of the change of ownership of the Companies or as an act or an omission of the Companies or the Seller prior to the Signing Date; and

3.3.11

the amount of any compensation payable to employees or members of the management board of the Companies due to stock options or similar instruments that were granted to such persons as well as any bonuses or other fringe benefits in connection with the Transaction and any broker or other advisor fees or expenses in connection with the Transaction for which the Companies are or could become liable for.

3.4

"Unfunded Pension Liabilities" are an amount as per the Economic Effective Date equal to the aggregate unfunded pension and employee benefits liabilities and any not sufficiently funded elements of funded pension or other post-retirement benefits (in each case calculated on the basis of the IFRS) of the Companies including the liabilities relating to redundancy or part-time/early retirement arrangements (Altersteilzeit) in Germany and equivalent arrangements in any other country as well as pension liabilities for which only provisions have been formed.

3.5

"Cash" is the aggregate amount, as per the Economic Effective Date, of any cash, cash equivalents (like cheques) and credit balances of the Companies with banks or other financial institutions, as shown in the Final Effective Date Accounts. Cash does not include any customer deposits, cash or cash equivalents to the extent to which they cannot be immediately accessed or used in order to satisfy normal capital expenditure or working capital requirements of the Companies, consistent with past practice.

3.6

"Excess Working Capital" is the amount by which the Working Capital exceeds EUR 11,100,000 (in words: Euro eleven million one hundred thousand; "Reference Working Capital").

3.7

"Working Capital Shortfall" is the amount by which the Reference Working Capital exceeds the Working Capital.

3.8

"Working Capital" is the sum of, as per the Economic Effective Date, all (i) inventory as defined in section 266 para 2 lit B no I HGB, including raw material inventory purchased within the twelve months period ending on the Economic Effective Date and valued at the lower of cost or market, work-in-process inventory valued at burden cost and saleable finished goods inventory, plus (ii) receivables as defined in section 266 para 2 lit B no II HGB which are less than one hundred twenty days old at the Economic Effective Date, plus (iii) deferred charges and prepaid expenses as defined in section 266 para 2 lit C. HGB (but excluding deferred tax assets), minus (iv) received prepayments on orders as defined in section 266 para 3 lit C no 3 HGB, and minus (v) Trade Payables other than those referred to under Section 3.3.2, in each case as per the Economic Effective Date and shown in the Final Effective Date Accounts.

3.9

An example Purchase Price calculation based on the numbers as per 31 May 2012 is attached hereto as Annex 3.9.  This calculation is for orientation purposes only and does in particular not preclude or bind the Parties how to treat any upcoming items which were not reflected in the numbers as per 31 May 2012 in the Effective Date Accounts, the Final Effective Date Accounts and the Final Special Statements.

3.10

For the avoidance of doubt: For the calculation of the Purchase Price, to the extent applicable, international currency exchange rates as published by European Central Bank on www.ecb.int/stats/eurofxref webpage for 2 July 2012 shall be binding.

4.

PRELIMINARY PURCHASE PRICE AND PAYMENT TERMS

4.1

The Parties agree on a preliminary purchase price of EUR 30,996,000 (in words Euro thirty million nine hundred ninety-six thousand, "Preliminary Purchase Price"), which shall be paid in accordance with Clauses 4.2 and 4.3 ..

4.2

Immediately after the due endorsement and delivery of the Share Certificates representing the Sold Shares, the Buyer shall pay to Seller 2 the Preliminary Purchase Price allocated to Seller 2, namely EUR 9,329,994.51 (in words: Euro nine million three hundred twenty-nine thousand nine hundred ninety-four and Euro Cents fifty-one) in cash with value of such date and without deduction to the following bank account of Seller 2 ("Seller 2 Account"):

Account no. 6010340.461-00

IBAN-Code: CH9700763601034046100

Appenzeller Kantonalbank

Bank sorting code / SWIFT-BIC: 763/AIKACH22

Account holder: MEDER Holding AG.

4.3

The Preliminary Purchase Price allocated to Seller 1, namely EUR 21,666,005.49 (in words Euro twenty-one million six hundred sixty-six thousand and five and Euro Cents forty-nine), is to be paid by the Buyer to the Seller 1 as follows with full discharging effect for the Buyer (mit schuldbefreiender Wirkung) in relation to the payment of the Preliminary Purchase Price:

4.3.1

Immediately after the payment to Seller 2 in accordance with Clause 4.2, the Buyer shall pay to Seller 1 in cash with value of such date and without deduction EUR 16,715,780.49 (in words: Euro sixteen million seven hundred fifteen thousand seven hundred eighty and Euro Cents forty-nine) to the following bank account of Seller 1 ("Seller 1 Account"):

Account no. 4923249

IBAN-Code: DE 496 925 003 500 049 232 49

Sparkasse Singen-Radolfzell

Bank sorting code: 69250035; SWIFT-BIC: SOLADES1SNG

Account holder: M-Invest GmbH; and

4.3.2

an amount of EUR 4,950,225 (in words: Euro four million nine hundred fifty thousand two hundred twenty five) ("Escrow Amount") is to be paid by the Buyer to the Escrow Agent to the following bank account ("Escrow Account"):

Account no. DE46300800000362020742

Bank: Commerzbank AG

Bank sorting code / SWIFT-BIC: DRESDEFF300

Account holder: Notar Dr. Gerrit Wenz

and shall be administered and released to the Sellers and/or the Buyer in accordance with the terms of the escrow agreement agreed upon between the Parties and to be entered into on the Signing Date inter alias by Seller 1, the Buyer, the buyer of the Meder Assets and an escrow agent.

5.

DETERMINATION OF THE PURCHASE PRICE AND ADJUSTMENT PAYMENTS

5.1

The Purchase Price is finally determined on the basis of the Final Effective Date Accounts and the Final Special Statements as follows:

5.1.1

Seller 1, at its own cost and expense, shall instruct the audit firm of Karrer & Viellieber GmbH, Constance, to prepare and deliver to the Buyer, within seventy-five (75) calendar days from the Economic Effective Date, consolidated accounts for the Companies as per the Economic Effective Date ("Effective Date Accounts"), consisting of a consolidated balance sheet as per the Economic Effective Date, a consolidated profit and loss account for the period from 1 January 2012 to the Economic Effective Date and consolidated notes, from which Seller 1 shall derive statements of the Financial Debt, the Cash and the Working Capital (collectively "Special Statements").  The preparation of the Effective Date Accounts shall include a detailed physical inventory as per the Economic Effective Date at the Sellers' cost and expense which has taken place no more than seven (7) days on which banks are open for regular business in Singen, Frankfurt and Krefeld ("Business Days") before the Economic Effective Date, namely on 29 June and 30 June 2012, and the Buyer's representatives have been afforded access to the taking of such inventory as observers.  A record of such inventory has to be prepared and to be provided to the Buyer without undue delay (unverzüglich). Seller 1 shall procure that the Buyer and its representatives are provided access to and/or copies of all work papers used in the preparation of the valuation of the inventory.  The Effective Date Accounts and the Special Statements must be prepared in compliance with the same accounting principles applied in the preparation of the annual accounts of the Company as per 31 December 2011 ("Special Accounting Principles") and to the extent not covered by the Special Accounting Principles consistent with German GAAP.

5.1.2

The Buyer is entitled to review the Effective Date Accounts and the Special Statements or, at the Buyer's discretion, cost and expense, have them reviewed by an accountant and /or an auditor of the Buyer's choice, and must notify Seller 1 in writing of any objections to any of the items that are relevant for the determination of the Purchase Price ("Relevant Items") within thirty (30) Business Days from the receipt of the documents.  Such notification has to state the individual Relevant Items objected and provide adequate reasons for the objection.  If and to the extent the Buyer does not raise objections in due form and time, the Effective Date Accounts and the Special Statements will become binding upon expiry of the time-limit.

5.1.3

If the Buyer raises objections to any of the Relevant Items in due form and time, the Parties must endeavour to determine the disputed Relevant Items by mutual agreement within a further time period of forty-five (45) Business Days from receipt of the notice of objection by Seller 1.  If and as far as the Parties reach agreement on the Relevant Items in dispute within this time period, the Effective Date Accounts and the Special Statements, each with the Relevant Items agreed, will become binding upon expiry of this time-limit.

5.1.4

To the extent no agreement is reached on Relevant Items within the time period referred to above, Ebner Stolz Mönning Bachem GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, Steuerberatungsgesellschaft Stuttgart ("Expert") must be retained by the Parties to determine the Relevant Items still in dispute by way of a binding written expert opinion pursuant to sections 317 et seq. Civil Code (Bürgerliches Gesetzbuch, "BGB") mutatis mutandis ("Expert Opinion") within two months from the acceptance of the mandate; however, the Relevant Items determined by the Expert may not be above or below the figures determined by the Parties.  In addition, the Expert must be retained to make all necessary amendments to the Effective Date Accounts and the Special Statements in order for them to comply with Clause 5.1.1 to reflect any amendments due to Relevant Items having become binding.  If Ebner Stolz Mönning Bachem GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, Steuerberatungsgesellschaft Stuttgart are prevented or cannot be retained for any other reason, the Parties must jointly retain another auditing company, which must be independent and neutral. If the Parties do not reach agreement on the appointment of the Expert within ten Business Days from the request of either Party, this auditing company will be chosen by the Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf upon request of either Party . The Expert must give both Parties comprehensive opportunity to explain their position and inform them about the individual procedural steps.  The proceedings start on the day on which one Party has received the request by the other Party to co-operate in retaining an expert.  The language of the proceedings is English. The Expert Opinion must be prepared in English and reasoned in writing.  The review of the content by a court (section 319 BGB mutatis mutandis) is excluded. The Relevant Items determined by the Expert and the Effective Date Accounts and Special Statements resulting from this procedure become binding upon delivery of the Expert Opinion to the Parties.  The binding Effective Date Accounts resulting from the procedure under Clauses 5.1.2 to 5.1.4 are referred to as the "Final Effective Date Accounts", and the binding Special Statements as the "Final Special Statements".

5.2

The amount, if any, by which the Purchase Price exceeds the Preliminary Purchase Price ("Upward Adjustment") must be paid by the Buyer in cash within five Business Days after the Effective Date Accounts and the Special Statements have become final and binding in accordance with Clause 5.1. to Seller 1 and Seller 2 as follows:

5.2.1

an amount equal to the Upward Adjustment multiplied with the Seller 1 Multiple to Seller 1 to the Seller 1 Account; and

5.2.2

an amount equal to the Upward Adjustment multiplied with the Seller 2 Multiple to Seller 2 to the Seller 2 Account.

5.3

The amount, if any, by which the Preliminary Purchase Price exceeds the Purchase Price ("Downward Adjustment") must be paid by Seller 1 and Seller 2 to the Buyer within five Business Days after the Effective Date Accounts and the Special Statements have become final and binding in accordance with Clause 5.1 to an account to be notified in time in writing by the Buyer to Seller 1 as follows:

5.3.1

an amount equal to the Downward Adjustment multiplied with the Seller 1 Multiple by Seller 1; and

5.3.2

an amount equal to the Downward Adjustment multiplied with the Seller 2 Multiple by Seller 2.

5.4

Payments from the Sellers to the Buyer or a third party designated by the Buyer (including the Companies) that are made on the basis of the Agreement, will be regarded as a reduction of the Purchase Price, without any legal consequences arising under this Clause 5.

5.5

If any payment under the Agreement falls due on a Saturday, Sunday or public holiday in Frankfurt, Singen or Krefeld, such payment will fall due on the immediately following Business Day.

5.6

If any payment under the Agreement is not made in full when due, the outstanding amount will bear interest at a rate of 10 percent p.a. from and including the date payment was due up to and including the date of actual payment.

5.7

Any payment under the Agreement must be made free of all taxes, bank charges and other deductions by wire transfer of immediately available funds.

6.

WARRANTIES (GARANTIEN)

The Parties have extensively discussed and negotiated to what extent and how the Sellers should be liable for defects of the Shares and/or the Meder Business.  They have decided to depart from the statutory system of liability, and in its place to provide for a separate system of liability, as determined in the Agreement.

The Sellers warrant as per the Signing Date unless otherwise implied by the concerned warranty under this Clause 6 the correctness and completeness of the following statements ("Warranties") by means of an independent guarantee promise (Garantieversprechen, section 311 para 1 BGB), which - according to the Parties' express intention - constitutes a promise that is made from the start only with the restricted content according to Clauses 6 to 7:

6.1

Corporate Matters

6.1.1

The Companies have been properly established and exist in accordance with applicable law.  The current version of the Companies' Articles of Association and by-laws are attached as Annex 6.1.1.

6.1.2

The statements in Clause 1 are complete and correct.  The Sellers and the Company together hold the Shares in legal and economic terms and together own all rights related to the Shares.  The Sellers and the Company (the latter with regard to the Own Shares might be subject to limitations under the German Stock Corporation Act (Aktiengesetz) generally applying to own shares held by a German stock corporation) are free to dispose over the Shares at will, in particular without requiring the consent of third parties other than the Company's consent or thereby adversely affecting the rights of third parties, e.g. rights of first refusal or other preferential rights of acquisition.  There exist no rights in rem or other rights of third party in or with regard to the Shares.  The preceding three sentences apply mutatis mutandis to the shares in the Subsidiaries.  Never has the ownership in shares in the Company been transferred by other means than endorsement.

6.1.3

The Shares and the shares in the Subsidiaries have been validly issued and been fully paid up and contribution in the Shares and the shares in the Subsidiaries have not been repaid in whole or in part.  Contributions in kind had full intrinsic value at the time they were made.  There are no obligations to make additional contributions or subsidiary payments or to refund any amounts paid.

6.1.4

There exist no participations, including silent participations or sub-participations, in the Companies other than those listed in Clause 1, and there exist no conditional obligations or binding offers concerning the creation of such participations either.  There are no trust agreements or similar agreements in relation to the Shares and the shares in the Subsidiaries, nor are there obligations in relation to shareholder rights or similar rights (e.g. a voting trust, participation in profits).

6.1.5

All facts relating to the Companies that must be registered in the commercial or companies' register are actually registered there.  Annex 6.1.5 contains up-to-date, complete and correct print-outs from the commercial registers.

6.1.6

No resolution passed by the shareholders' meetings of the Companies during the last three years, including in particular but not limited to any capital increases, has been or to the Sellers' Best Knowledge can still be challenged by an action for declaratory judgment of nullity (Nichtigkeitsfeststellungsklage) or any comparable measure under applicable law.

6.1.7

There exist no agreements between the Companies and third parties under which the Companies are obliged to issue or transfer shares and/or rights to subscribe to shares in the Companies.

6.1.8

There exist no control agreements, profit and loss transfer agreements or other inter-company agreements as defined in section 291 et seq. German Stock Corporation Act (Aktiengesetz, "AktG") with the Companies.

6.1.9

The Companies are neither over-indebted nor insolvent, nor are they in danger of becoming insolvent.  No insolvency proceedings have been instituted against the assets of the Companies, neither has the institution of such proceedings been denied for lack of assets or an application been filed for such proceedings.  There are no circumstances that could justify the avoidance of the transfer of the Shares according to the provisions of the Insolvency Code (Insolvenzordnung) and/or the Avoidance Act (Anfechtungsgesetz).

6.2

Affiliated Enterprises and Memberships

6.2.1

The Companies do not hold any interests in other enterprises and are also not obliged to acquire any such interests.  The Companies are not, conditionally or otherwise, obliged to sell any interests or to acquire any further interests. In respect of the Companies' interests, there are no liability risks due to an intervention destroying the economic viability of a business (existenzvernichtender Eingriff).

6.2.2

None of the Companies is member in working committees (Arbeitsgemeinschaften), federations (Verbänden), associations (Zusammenschlüssen) and other organisations.

6.3

Accounting, Annual Accounts and Distribution of Profits

6.3.1

The books of the Companies as required under commercial and tax law have been properly maintained and are completely available, together with the Companies' business records, from the financial year 2001 onwards.  These books comprise the up to date, complete and accurate records of all information required to be recorded.

6.3.2

The Companies' annual accounts for the financial years 2009 through 2011 (collectively "Annual Accounts") (in each case consisting of the balance sheet, profit and loss account and - if prescribed - notes) have been prepared in compliance with the Special Accounting Principles, and, to the extent that the Special Accounting Principles do not provide any guidance, consistent with accounting practice in the preceding three years.  These Annual Accounts are each unrestrictedly attested by an auditor or by an auditing firm and correctly reflect the state of affairs and the financial and income situation of the Companies.

6.3.3

All business events up to the Economic Effective Date will be properly entered in the Final Effective Date Accounts and the Final Special Statements if applicable.  There are no contingent liabilities relations as defined in section 251 HGB that - to the extent that they are not to be entered on the liabilities side of the balance sheet - will not be noted under the balance sheet of the Final Effective Date Accounts.  There is no necessity to form reserves for liabilities in addition to the reserves shown in the Final Effective Date Accounts.  For the avoidance of doubt: The Sellers shall not be liable under this Warranty if and to the extent this Warranty becomes incorrect due to amendments made to the Effective Date Accounts by the Expert in accordance with Clause 5.1.4 on the basis of explicit agreement between the Parties or the judgment of the Expert provided that such agreement or judgment was based on correct facts entered into the Effective Date Accounts.

6.3.4

There is enough Cash to cover any and all of the Relevant Accrued Liabilities.

6.3.5

All receivables shown in the Final Effective Date Accounts and still outstanding continue to retain their full intrinsic value, taking into consideration any specific or general lump-sum valuation adjustments that have been made, and can be collected within one hundred twenty days without any particular collection measures being required.

6.3.6

There are no resolutions on the appropriation of profits that have not yet been implemented by distribution.

6.4

Assets

6.4.1

All movable fixed assets shown in the Final Effective Date Accounts are owned by the Companies.  They are free of any rights or claims of third parties. The Companies can freely dispose over these assets.

6.4.2

All current assets shown in the Final Effective Date Accounts are owned by the Companies and are free of any rights or claims of third parties other than customary title retentions (Eigentumsvorbehalt).  The Companies can freely dispose over these assets.  The inventory shown in the Final Effective Date Accounts is of a quantity and quality (i) suitable for use in the ordinary course of business in the case of raw materials, suppliers' products and semi-finished products, and (ii) saleable in the ordinary course of business at the relevant prevailing market prices in the case of finished products and merchandise, to the extent that depreciations will not be made on the inventory in the Final Effective Date Accounts.

6.4.3

The Company is the owner of the real estate specified in Annex 6.4.3, as shown in the land register excerpts also contained in Annex 6.4.3 ("Real Estate").  The Real Estate is free of any charges and encumbrances, as well as rights of third parties of any kind other than the building heritage right and the preemptive right of Bernhard Meder on the Real Estate in Großbreitenbach, the deletion of which has been applied for with the land register on 6 July

2012 but which has so far not been deleted.  The Company is also not obliged to grant any such charges, encumbrances or rights; in particular, there are no changes not yet registered in the respective land register or in the respective register of public charges, nor any claims to such changes, and the Company's power to dispose over the Real Estate is not limited in any way.  Apart from the Real Estate, the Companies do not own any real estate or rights equivalent to real estate, nor are they obliged to acquire any further real estate or rights equivalent to real estate.

6.5

Operating Equipment

6.5.1

The buildings, vehicles, machines and mechanical systems and equipment used by the Companies for their business operations are in good operating condition and have been maintained and repaired on a regular basis.

6.5.2

Annex 6.5.2 contains a list of all rental agreements, lease agreements and other agreements concerning the use of movable and immovable assets used for the Companies' business operations, including real estate sites and buildings (collectively "Contracts of Use") involving an annual financial burden of more than EUR 5,000 (in words: Euro five thousand) in each individual case.  To Sellers' Best Knowledge, as far as the assets forming the subject-matter of the Contracts of Use are concerned, there exist no rights of third parties, charges, encumbrances or civil or public law requirements or restrictions going beyond the usual rights of the other contractual party to end the respective Contract of Use, that either now or in the future may adversely affect or make impossible the continuation of the business activities as they have been conducted up until now.

6.6

Intellectual Property Rights

6.6.1

The intellectual property rights to which the Companies are entitled with regard to inventions and/or as a result of use or registration (collectively "IP Rights") are listed completely and correctly in Annex 6.6.1.1 (with regard to unregistered IP Rights limited to Seller's Best Knowledge).  The IP Rights are held exclusively and without limitation by the Companies as can be derived from Annex 6.6.1.1; they are free of any rights of third parties and are at free disposal.  No third party has challenged any IP Right and, to Sellers' Best Knowledge, there is no reason to anticipate any such challenge, nor is there the risk that any IP Right may be deregistered or declared void for other reasons.  No rights of third parties are infringed by the IP Rights or their use.  The payment of fees due, as well as all other measures necessary to maintain the IP Rights, have been undertaken completely and in good time. Annex 6.6.1.2 contains a list of all contracts concluded by the Companies with regard to IP Rights.  If and to the extent there will arise any intellectual property rights as a result of the cooperation agreement listed in Annex 6.6.1.2, the Parties shall use best efforts to reach an adequate agreement on ownership and right to use of these intellectual property rights.

6.6.2

To Sellers' Best Knowledge, the Companies do not infringe any IP Rights of third parties.

6.6.3

The Companies are entitled to all IP Rights necessary to conduct the Meder Business as it is conducted on the Signing Date.

6.6.4

The Companies are entitled to use their business names, and these business names or their use does not infringe any rights of third parties.  At the Signing Date, there is no indication that the continuation of the business names is not permissible without restrictions also after the transfer of the Shares to the Buyer.

6.6.5

There is no tangible or intangible IP Right which is licensed by any of the Companies to any customer, vendor or other third party and which is either abandoned or unclaimed by any such customer, vendor or other third party.

6.7

Business Operations

6.7.1

The Companies are the owner or authorised user of all movable and immovable assets, including real estate sites and buildings, and have all information required to continue the business operations as in the past.  There are no obligations to sell these assets and/or this information, to dispose over them or to grant any rights of use with regard to them, whether as a whole or in part.

6.7.2

To Sellers' Best Knowledge, the business operations of the Companies do not infringe any rights of third parties under public or civil law.  The Companies hold all permits, licences or approvals required under public law or neighbours' law for the operation of its business, and the business is conducted in accordance with these permits, licences or approvals, including any ancillary provisions, as well as in compliance with public law regulations and measures of any kind, in particular provisions on employment safety and environmental protection.  To Sellers' Best Knowledge, there are no indications of a withdrawal, revocation, expiration, restriction or subsequent alteration (in particular by imposition of obligations) of these permits, licences or approvals. There are no unsettled complaints by the competent public authorities or employers' liability insurance associations (Berufsgenossenschaften).  In addition, neither the Sellers nor the Companies have received any complaints by other third parties - in particular neighbours - in relation to the business operations or parts thereof.

6.7.3

The operative facilities of the Companies have been constructed, and any subsequent alterations or extensions thereof have been carried out, in compliance with all applicable legal provisions and orders by public authorities.

6.7.4

To Sellers' Best Knowledge, the products manufactured by the Companies comply with all safety requirements under the Product Safety Act (Produktsicherheitsgesetz) or comparable appplicable law.  No claims for damages based on defective products have been asserted or threatened against the Companies, nor, to the Seller's Best Knowledge, have any preliminary investigations under criminal law been instituted against employees, executives and/or members of corporate bodies of the Companies based on personal injury or damage to property caused by defective products, and on the Signing Date there are no indications that such claims will be asserted, or investigations instituted.

6.7.5

The disposal of sewage, waste and emissions, and the supply of fresh water for the business operations, is ensured.

6.7.6

Since 31 December 2011, the business operations of the Companies have been carried on within the ordinary course of business in accordance with prudent business practice and materially in the same manner as in the past.  Since that date, no measures have been taken and no obligations have been incurred that go beyond the ordinary course of business.  In addition, there have been no material changes as to the object and/or the scope of the business operations, the state of affairs and the financial and income situation as a whole or with regard to important individual assets or contracts of the Companies.  The course of business between 31 December 2011 and the Signing Date is materially the same as in the corresponding period of the preceding year.  No extraordinary or significant events have occurred or are foreseeable that could have substantial adverse effects on the market position or the profitability, financial overall condition, results of operations, assets or prospects of the Companies or could otherwise substantially adversely affect its value or the Meder Business, with the exception of general developments in the economy or the market.  There are no facts that are of material relevance for the correct valuation of the Meder Business, the Companies' business, assets or liabilities and which have not yet been disclosed to the Buyer.

6.8

Subsidies

The Companies have applied for, received and used public subsidies ("Subsidies") only in accordance with the applicable legal provisions and in compliance with any public authority orders, conditions and obligations.  Neither the implementation of the Agreement nor any other circumstances already existing on the Signing Date require the repayment of the Subsidies.  The Buyer is aware of the change of control right of Thüringer Aufbaubank under the grant of subsidies (GA 3616 0070, GA 4016 0002, GA 3716 0270).  The Subsidies are listed completely in Annex 6.8.  To Sellers' Best Knowledge, the documentation on Subsidies is completely available at the Companies and the Companies have at all times adhered to and fulfilled all obligations and conditions in relation to the Subsidies.

6.9

Personnel Matters

6.9.1

Annex 6.9.1 contains all current service contracts of the Companies' managing directors and members of the management board.  There are no oral or written service contracts of the members of the supervisory board with the Company besides the concludent service contract with Mr. Schädler, which comprises tax advise (Steuerberatung) and which is, due to the absence of any explicit agreement, based on the legal conditions generally applying to tax advise.  All the additional agreements concluded with or offered to them, and a list of all other benefits owed, paid or offered to them by the Companies are listed in Annex 6.9.1.  There are no participations of these persons in the Companies profits, bonuses, option rights, premiums or profit-orientated bonus payments other than envisable from Annex 6.9.1.  As regards the service contract with

Mr. Schädler described above, the Buyer shall use best efforts to procure that no claim is made against Mr. Schädler for repayment of fees on the basis that this service contract may be not valid due to the requirements of section 114 para 1 AktG not being met.

6.9.2

Annex 6.9.2 contains a list of all employees of the Companies ("Companies' Employees") showing their dates of entry, annual salaries, and all other benefits owed, paid or offered to them by the Companies, including participations in the Companies profits, bonuses, option rights, premiums or profit-orientated bonus payments.

6.9.3

All liabilities of the Companies arising from service and employment relationships that are due by the Economic Effective Date have been fulfilled in good time, completely and in compliance with the applicable law.

6.9.4

The Companies are not obliged to employ or to rehire persons.  The Companies have no more liabilities towards retired members of corporate organs or employees.

6.9.5

There are no changes in the contractual conditions for members of corporate organs or employees that have been agreed or promised in the twelve months prior to the Signing Date and are more than slight changes, in particular changes in the total remuneration by more than 2 percent or by more than EUR 1,500 generally or in individual cases, or changes in the duration of contracts or the possibilities to terminate contracts.  There are no agreements or promises regarding special rights (in particular special termination rights) of members of corporate organs or employees or the Companies, or regarding rights of members of corporate organs or employees to special payments or other benefits, in connection with a change of shareholders.

6.9.6

The Companies are not a member of any employers' association and are not subject to any collective bargaining agreement, including collective bargaining agreements declared to be generally binding.

6.9.7

At the Companies, no works councils exist.  There are no agreements, promises or other obligations of the Companies to be fulfilled for past, current or future restructurings or other operational changes.

6.9.8

Annex 6.9.8 contains a list of all employment and labor law related obligations of the Companies based on customary business practice (betrieblicher Übung).

6.9.9

There are no agreements and promises at the Companies regarding benefits from a company's pension scheme.

6.9.10

There are no collective and individual promises or regulations besides the written employment contracts that restrict the Companies right of termination beyond the statutory regulations (e.g. regulations on protection against rationalisation).

6.9.11

There are no share or stock options granted by the Companies.

6.10

Contracts

6.10.1

Annex 6.10.1 contains a list of all contracts with consultants or other service providers that oblige the Companies to pay a fee or other remuneration of more than EUR 7,000 (in words: Euro seven thousand) p. A., that have a term of more than one year or can be terminated by the Companies only with notice of more than three months or only upon payment of a settlement, contractual penalty or the like.

6.10.2

Annex 6.10.2 contains a list of all contracts with commercial agents, authorised dealers and similar distribution agents, and of all distribution contracts that have a term of more than one year or can be terminated by the Companies only with notice of more than three months, or the termination of which may lead to compensation claims against the Companies.

6.10.3

Annex 6.10.3.1 contains a list of all joint venture, cooperation and similar contracts entered into by the Companies with third parties.  Annex 6.10.3.2 contains a list of all agreements that regulate competition between the Companies and third parties, in particular exclude or limit the Companies' right to do business with regard to certain fields of activity and/or geographical areas.

6.10.4

The Companies are not party to any loan agreements except for such with another of the Companies and with the exception of customary credits on goods in the ordinary course of business and the loan (a) with Dresdner Bank as lender and the Company as borrower dated 7 November 2007, (b) between the Bank of Shanghai as lender and Meder Shanghai as borrower dated 22 November 2011 and (c) between Bernhard Meder as lender and Meder USA as debtor dated 1 January 2008.

6.10.5

The Companies have not assumed any sureties (Bürgschaften), guarantees (Garantien) or similar obligations to secure any liabilities of any third party, in particular the relatives of the Sellers as defined in section 15 Tax Code (Abgabenordnung) ("Relatives"), enterprises affiliated with the Sellers or Relatives as defined in section 15 AktG ("Group Enterprises") other than the Companies, and have not entered into any obligations mainly or exclusively in the interests of the Sellers, Relatives or Group Enterprises other than the Companies or other third parties. Vice versa, no Seller, Relative or Group Enterprise has provided any security for the Companies.

6.10.6

Annex 6.10.6 contains a list of all contracts involving net obligations of the Companies of more than EUR 10,000 (in words: Euro ten thousand) in an individual case or that are beyond the business purpose (Gesellschaftszweck) of the Companies, unless such contracts are covered already by one of the above warranties.

6.10.7

All the Companies' material contracts with third parties are valid and are carried out in accordance with their terms.  To Sellers' Best Knowledge, there is no obstacle to the continued validity of such contracts and no termination is expected.  There are no contracts that provide for automatic termination or alteration of, or additions to, these contracts, or for corresponding rights in case of a direct or indirect change in the shareholders of the Companies, except as specified in Annex 6.10.7; as far as the contracts listed in Annex 6.10.7 are concerned, the Sellers shall use best efforts to endeavor that termination or alteration of, or additions to, these contracts does/do not result from the change in shareholders caused by the transfer of the Shares under the Agreement.  There are no contracts between the Companies or the Sellers and third parties that would impede the implementation of the Agreement.

6.10.8

Annex 6.10.8 identifies all hedging swaps or similar exchange contracts that are unrealized as of the Economic Effective Date.

6.11

There are, and in the two years prior to the Signing Date have been, no tenancy relationships where the Companies were landlords.

6.12

There are no capital/finance leases other than the ones where the capital lease payoffs have been entered into Annex 3.3.6.

6.13

Suppliers and Customers

Annex 6.13 contains a list of the ten largest suppliers and of the twelve largest customers of the Companies in the financial year 2011 and of all those suppliers of the Companies for whose goods and services no alternative source of supply at comparable conditions exists.  There is no reason to assume that any of these customers or suppliers will substantially reduce the extent of their business with the Companies for other than general economic or market-induced reasons.  The Companies have not granted any of its customers and suppliers conditions or made commitments to them that go beyond the conditions or commitments usual in the Companies' trade sector.

6.14

Insurance

To Sellers' Best Knowledge, there are no circumstances that may exclude the payment of insurance benefits under the insurance policies for the Meder Business.  The Companies are not in arrears with any of their obligations under the insurance contracts; in particular, all insurance premiums owed by the Companies have been paid in time.  No insurance coverage for the Companies will end upon the transfer of the Shares.  The Companies are adequately and customarily ensured and there are no material risks in the Meder Business which are not ensured.

6.15

Legal Disputes

On the day before the Signing Date the Companies are not a party - be it as plaintiff, defendant or otherwise - to any court or arbitration or public authority proceedings except as specified in Annex 6.15 and, to Sellers' Best Knowledge, there are no indications that any further proceedings are or may become imminent.  There are no pending or threatened claims, indemnification requests or other such demands.

6.16

No Bribery or Corruption

During the past five years, neither an employee of one of the Companies nor a third person acting on behalf of it has, in violation of the applicable law,

6.16.1

offered, promised or granted any benefit, e.g. bribes, payments in kind or kick-backs, directly or indirectly, to any other person, e.g. a natural or legal person or his/her/its representative(s), in return for obtaining unfair favourable treatment vis-à-vis competitors in the supply of goods or commercial services, or demanded, allowed himself/herself to be promised or accepted such benefit for himself/herself or a third party for this purpose;

6.16.2

offered, promised or granted any such benefit to a public official, a person with special public service obligations or any other person who performs public functions, for that person or a third person, in return for the fact that he/she performed or will in future perform an official act;

6.16.3

made any unlawful political donation and/or

6.16.4

otherwise used funds of the Companies for illegal purposes in connection with the Companies, which could expose the Companies or their shareholders, or the persons responsible for these, to the risk of a penalty or fine (Geldstrafe oder Geldbuße) being imposed, or which could lead to a responsibility of, or a loss for, the Companies or their shareholders.

6.17

Environmental Damages

6.17.1

There is no Environmental Damage on the Real Estate or on real estate or facilities that are or were owned or possessed by the Companies or their legal predecessors, or are or were used by them, or that emanate or emanated from such sites or facilities or from acts or omissions in connection with the business operations of the Companies or their legal predecessors in connection with which public law or civil law claims of public authorities or other third parties (in particular by means of an investigation, monitoring, containment, remediation or disposal order), an adverse effect on building measures or additional costs may arise, or where unsettled claims, adverse effects or additional costs have arisen.

6.17.2

"Environmental Damage" constitutes all

(a)

pollution of the soil, soil air, leachate water, water and ground water (in particular harmful changes to the soil as defined in section 2 para 3 Federal Soil Protection Act (Bundes-Bodenschutzgesetz, "BBodSchG") and residual pollution as defined in section 2 para 5 BBodSchG),

(b)

harmful substances (in particular hazardous substances, substances and preparations presenting a threat to the environment as defined in section 3a Chemicals Act (Chemikaliengesetz), namely asbestos) in and on built facilities, technical installations or in the air in them, as well as

(c)

built facilities, remains of built facilities, technical installations and parts of installations in the soil not or no longer required for the operation of the business, as well as waste, warfare, weapons and ammunition (Kampfmittel) and underground monuments in the soil.

6.17.3

The Buyer will not and shall provide that the Companies will not pro-actively by itself/themselves start any kind of investigation to detect any Environmental Damage during the term where and to the extent that the Sellers are or could become liable for Environmental Damage.

7.

LEGAL CONSEQUENCES IN CASE OF INCORRECT OR INCOMPLETE WARRANTIES AND SUPPLEMENTARY PROVISIONS TO THE WARRANTIES

7.1

If one or more Warranties are incorrect and/or incomplete ("Breach of Warranty"), then the Buyer is in each case entitled to demand from the Sellers that the warranted situation be provided.  If the Buyer's demand for provision of the warranted situation is not fully met within a reasonable period, but in any case within thirty (30) days upon receipt of the respective demand, if provision of the warranted situation turns out to be impossible or inexpedient from the Buyer's reasonable point of view, or if the Sellers refuse provision of the warranted situation for whatever reason, then the Buyer is entitled to demand from the Sellers that damages be paid instead. In the event of damages, the Sellers, at the Buyer's choice, must pay to the Buyer or the Company that is affected by the Breach of Warranty the amount that is needed for provision of the warranted situation.

7.2

In case the Buyer demands the provision of the warranted situation and/or the payment of damages, the Buyer and/or the Companies shall not be entitled to claim internal administrative or general costs and consequential damages such as lost profit or the defense that the Purchase Price was calculated based on incorrect assumptions.  In deviation of the foregoing sentence, in case of any third party including but not limited to any governmental, state or administrative body ("Third Party") asserting a claim of whatever nature (including but not limited to claims for damages, indemnification or hold harmless, or imputing actions or omissions), against the Buyer and/or the Companies where the facts underlying such claim constitute a Breach of Warranty, the Sellers shall fully indemnify and hold the Buyer and/or the Companies harmless from such claims, and all payments made by the Buyer and/or the Companies for the satisfaction of such claim and all costs and, with the exception of internal administrative costs, all expenses arising out of and in connection with such claim borne by the Buyer and/or Companies, depending on whom the claim is being asserted, shall be compensated by the Sellers.  For the sake of clarity, for the purposes of this Clause 7, Third Party is not a legal entity or company of whatever legal nature in which Standex International directly or indirectly holds a majority of equity or voting rights.

7.3

The Buyer shall procure that (a) the Sellers are informed without undue delay once a Third Party has approached either the Buyer or any Company in writing with a claim that could constitute a Breach of Warranty and give rise to a claim against Seller 1 and/or Seller 2 under this Agreement which obligation shall include providing (a) such documentation and other information that is at hand and necessary or reasonably expedient for conducting the proceedings and the defense and (b) any and all powers of attorney necessary to conduct the relevant proceeding upon request by the Sellers. Such claims shall be fought at the Sellers' reasonable discretion in line with the Sellers' directions if such directions can be considered expedient, reasonable and prudent bearing in mind the totality of the circumstances including also the interest of the Buyer or the affected Company and at the Sellers' cost and expense.  The Buyer and the Sellers shall use best efforts to agree upon the defense.  The Sellers shall indemnify the Buyer and/or the Companies for any and all cost and expenses arising out of or in connection with the defense against any claims in connection with a Breach of Warranty brought up against them if and to the extent that (a) Sellers are not giving directions for the defense against such claims at their cost and expense without undue delay and (b) cost and expenses arise from the directions of the Sellers as per this Clause 7.3.

7.4

To the extent permitted by statute, sections 439 para 3, 275 paras 2 and 3 BGB as well as 377 HGB do not apply.

7.5

The Buyer may only claim damages under this Clause 7 where and to the extent the damage individually exceeds EUR 15,000 (in words: Euro fifteen thousand); claims on the basis of several events that can be or are dealt with by the same measure are calculated together for their purpose, the same applies to claims on the basis of several measures that result from the same event or from breaches of law of the same kind.  The restrictions in this Clause 7.5 do not apply to the liability from any defects in title to the Shares.

7.6

The Buyer's claims under this Clause 7 become time-barred twenty-seven (27) months after the Signing Date. Sections 203 and 205 through 208 and 210 BGB shall not apply unless the Parties agree in writing that the limitation period is to be suspended due to ongoing settlement negotiations.

7.7

The Sellers shall not be obliged to pay damages under this Clause 7 to the extent the concerned damage was recovered from any third party including under any insurance policies.  In case such recovery cannot be obtained upon first written request by the Buyer, the Buyer shall, upon written request by the Sellers, assign such claim to any of the Sellers as designated by the Sellers, or, if such assignment is legally not possible or achievable, per instructions of the Sellers and the Sellers' cost, exhaust remedies. For the avoidance of doubt, section 254 BGB applies.

7.8

The Sellers shall further not be obliged to pay damages under this Clause 7 to the extent the Buyer or its representatives or advisors or the persons listed in Annex 7.8 had actual knowledge (positive Kenntnis) of the facts causing such damage or to the extent these persons should have had knowledge of facts causing such damage when applying the caution of a prudent business man (grob fahrlässige Unkenntnis) while reviewing the documentation provided to them by the Sellers, their representatives or advisors or the persons listed in Annex 7.9 during the preparation of the Transaction, it being understood that the Parties agreed that after 24 April 2012 all documents of any relevance to the Buyer were to be provided to the Buyer, its representatives, its advisors or the persons listed in Annex 7.8 by e-mail or to be handed over in persona to these persons and that, therefore, it was agreed that these persons did from this day on not continue to check the online data room provided by the Sellers unless explicitly directed to a particular document filed there by the Seller, its representatives or advisors when discussing a particular question.

7.9

"Sellers' Best Knowledge" is the actual knowledge (positive Kenntnis) of Bernhard Meder and the persons listed in Annex 7.9 and the knowledge these persons should have had when applying the caution of a prudent business man (grob fahrlässige Unkenntnis).

8.

TAXES

8.1

"Taxes" are (a) all taxes, fees, customs duties, contributions including social security contributions and other public charges, which are levied by federal, state, or local tax authorities or equivalent foreign government agencies or by another sovereign entity (collectively "Fiscal Authorities") or which are owed pursuant to legal requirements, (b) all payments made or to be made as tax indemnitor or legal successor, payments based on trade tax and value-added-tax cost sharing contracts (Gewerbesteuer- und Umsatzsteuerumlageverträge) or similar agreements or indemnity agreements related to taxes (Steuerfreistellungsvereinbarungen), as well as all incidental tax charges (steuerliche Nebenleistungen) such as interest, cost and tax surcharges as well as any penalties in connection with taxes which are owed by law or imposed by any Fiscal Authorities and (c) generally all taxes and incidental tax payments within the meaning of section 3 of the German Fiscal Code (Abgabenordnung) and equivalent provisions under applicable foreign laws.

8.2

"Tax Returns" are any and all returns, declarations, statements, applications, preliminary filings and other written materials and documents, which must be filed with or provided to any Fiscal Authorities in connection with Taxes.

8.3

The Companies have submitted all foreign and domestic Tax Returns that were due by the Economic Effective Date and all other legally necessary declarations to the Fiscal Authorities in accordance with all statutes and directives, fully and truthfully completed, and in good time.  The Companies have in each case paid, or withheld and paid over, all Taxes that were due by the Economic Effective Date, in each case in good time and completely.  As regards Taxes for periods until the Economic Effective Date, the Economic Effective Date Accounts will show corresponding liabilities or sufficient reserves.  If and to the extent statements in this Clause 8.3 are incorrect, the Sellers shall indemnify and hold harmless the Buyer or, as requested by the Buyer at its sole discretion, the concerned Companies from all liabilities, damages or costs arising as a result.

8.4

Buyer shall procure that the Tax Returns of the Companies that were due after the Economic Effective Date, including any amendments thereto, for any period up to or including the Economic Effective Date will be duly prepared and filed by the Companies.  Buyer shall procure that at least two (2) weeks prior to the filing, Sellers are provided with drafts thereof and all relevant documents and other information reasonably requested by the Sellers to review and comment on such drafts.  Buyer shall procure that the tax returns filed by the Companies will include all modifications reasonably requested by the Sellers in writing within ten (10) days after Sellers have been provided with the draft tax returns and the documents and other information requested for the review, provided that the modifications do not and are not likely to affect material business interests of Buyer or the Companies.

8.5

The Sellers shall further indemnify and hold harmless the Buyer or, if so requested by the Buyer at its sole discretion, the concerned Companies from and against

8.5.1

all unpaid Taxes which were or are levied against the Companies and which are attributable to the period up to and including the Economic Effective Date on the basis of a pro forma tax assessment or which result from activity occurring on or before the Economic Effective Date, if and to the extent that the Taxes exceed the total Tax liabilities and Tax accruals that are reported in the Final Effective Date Accounts;

8.5.2

any liability of any of the Companies for any Tax debt of the Sellers or Group Enterprises other than the Companies;

8.5.3

any liabilities, damages or costs including expenses of the Companies or the Buyer which arise as a result of facts which form the base of a claim under Clauses 8.5.1 and 8.5.2.

8.6

Any claim under this Clause 8 must be settled by the Sellers at the Buyer's request as soon as the subsequent tax demands fall due irrespective of whether there is already a finally binding tax assessment of the Companies or not.

8.7

All tax refund claims which are held by the Companies and which relate to a period of time up to and including the Economic Effective Date, are for the benefit of the Sellers and must be returned by the Buyer to the Sellers immediately after the Tax refund is made to one of the Companies.  If, under the foregoing provision, the Sellers become entitled to Tax refund claims, then the Buyer shall have the right to set such claims off against its own claims based on this Agreement.

8.8

The Buyer shall inform the Sellers in a timely manner of all tax assessments which relate to a period of time up to and including the Economic Effective Date ("Tax Assessments"), the announcement of any tax audit or other procedure which could lead to a claim under Clauses 8.3 and/or 8.5 .. Buyer shall procure that the Sellers are provided with all relevant documents and other information reasonably required by Sellers to evaluate the Tax Assessments or tax audits and the potential liability of the Sellers in connection therewith.  If and to the extent that tax audits of the Companies relate to Taxes for which the Sellers may be liable under Clauses 8.3 and/or 8.5 , the Sellers shall at their request be given the opportunity to instruct, at their own expense, counsel, accountants or auditors in relation to such tax audits and to participate in meetings with Fiscal Authorities in relation to such tax audits.

8.9

Buyer shall take, and shall procure that the Companies take such action as the Sellers may reasonably require by written notice to Buyer to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which the Sellers may be liable under Clauses 8.3 and/or 8.5 ..  All costs which arise for such defense will be borne by the Sellers. Buyer and Sellers shall fully cooperate and work together in order to reconcile their mutual interests. Buyer shall procure that Sellers will be provided with all relevant documents, other information and assistance reasonably required by the Sellers.  The Buyer shall (i) keep Sellers informed to a reasonable extent of the status of the defense; and (ii) comply with any reasonable requests of Sellers with respect to any defense necessary to avoid a material adverse effect on significant business interests of the Sellers or any liabilities of the Sellers under Clauses 8.3 and/or 8.5 ..

Sellers shall be given the opportunity to participate in the defense.  No concession shall be made by Buyer or the Companies, and no claim for Taxes shall be acknowledged or settled, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

8.10

Buyer shall not have a claim under Clauses 8.3 and/or 8.5 if and to the extent that:

8.10.1

Buyer has failed to comply with its obligations under Clauses 8.4, 8.8 and 8.9 and such failure has affected the ability of the Sellers to avoid or mitigate the Taxes;

8.10.2

the Companies are, as the result of an adjustment or payment giving rise to the Taxes for which indemnification is sought, entitled to any benefits by refund, set-off or a reduction of Taxes in periods after the Economic Effective Date discounted as at the Economic Effective Date at a rate of 5,5% (e. g. in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances; the creation or increase in tax losses (steuerlicher Verlust) or tax loss carry forwards shall only be considered as a benefit within the meaning of this paragraph to the extent these can be used within the same period of the respective tax audit which discovered the taxable event); or

8.10.3

the Taxes result from any change in the accounting principles or practices of the Companies introduced after the Economic Effective Date, unless required by law.

8.11

Any claims of the Buyer under this Clause 8 become time-barred (verjährt) on the day following the expiry of nine (9) months following the date on which the relevant tax assessment notice has become final and non appealable. Sec. 203 and 205 through 208 and 210 through 213 BGB shall not apply unless the parties agree in writing that the limitation period is to be suspended due to ongoing settlement negotiations.

9.

OTHER INDEMNITIES

9.1

The Sellers shall indemnify and hold harmless the Buyer and the Companies, as requested by the Buyer at its sole discretion, from all liabilities, damages or costs including tax detriments and expenses resulting from the following facts:

9.1.1

any claims or obligations under any contractual agreements between the Companies on the one hand and the Sellers, Relatives and/or Group Enterprises other than the Companies on the other hand,

9.1.2

any claims or obligations in relation to Meder electronic AG, Rafz, Switzerland, Bahnhofstrasse 18, 8197 Rafz, registration number: CH-020.3.000.483-6, liquidated and subsequently deleted from the commercial register on 12 June 2012 ("Meder Switzerland") including but not limited to such (i) based on the Company being a factual organ of Meder Switzerland, (ii) by any and all creditors of Meder Switzerland, (iii) a re-entry of Meder Switzerland into the commercial register or a claim or application for such re-entry including, for the avoidance of doubt, a new liquidation to be undertaken since the Parties agreed that Meder Switzerland was to be finally liquidated and dissolved prior to the Transfer Date;

9.1.3

any claims, damages or obligations relating to the aquisition of shares, including own shares, in the Companies or any legal entities formerly owned by the Companies, by the Sellers or the Companies, this relates for example but not limited to any claims, damages or liabilities resulting from any non-adherance of section 71 para 1 sentence 1 number 8 AktG when acquiring the Own Shares;

9.1.4

any claims, obligations or tax detriments in relation to any existing or former company pension scheme for the benefit of Bernhard Meder;

9.1.5

any claims by employees, former employees or employee representations or other financial or non-financial obligations of the Companies from or relating to the close-down of the site (Standortschließung) of MEDER electronic AG in Frankfurt decided upon in 2004;

9.1.6

any employees exist in any of the Companies other than the Companies' Employees, or any third party claims to have become employed by any of the Companies in each case as a result of the Transaction or measures which have been undertaken by the Sellers or the Companies in preparation of the Transaction.  This indemnification includes in particular but not exclusively contractual claims such as for example salaries, payments from any company pension scheme and any necessary and adequate costs, fees and expenses caused by proceedings in connection with acts covered by this Clause 9.1.6.  As regards any indemnification claim under this Clause 9.1.6, section 254 para. 1 BGB is explicitly excluded;

9.1.7

any claims of any former shareholders of the Companies vis-à-vis the Companies;

9.1.8

the Companies have not prepared transfer pricing documentation (Verrechnungspreisdokumentation) for the period of 1 January 2011 until the Signing Date, it being understood that, only to the extent and so long as the Buyer is actually entitled to and can claim indemnification in this regard under Clause 8, the provisions in Clause 8 shall prevail this Clause 9.1.8;

9.1.9

any (claimed) liabilities arising in connection with the separation of Meder France and Miss Hubert;

9.1.10

the unsubstantiated reserve in the accounting books of Meder US in the amount of US $ 138,511 (in words: US Dollar one hundred thirty eight thousand five hundred and eleven);

9.1.11

any (claimed) liabilities (including payments for the satisfaction of any claim, costs including expenses, fees and the like) arising in connection with the claimed infringement of Coto Technology patents as shown in Annex 6.15;

9.1.12

any (claimed) liabilities (including payments for the satisfaction of any claim, costs including expenses, fees and the like) arising in connection with the claim initially brought forth by Ineltro Halmer Elektronics GmbH as shown in Annex 6.15;

9.1.13

the building heritage right and the preemptive right of Bernhard Meder on the Real Estate in Großbreitenbach has not been deleted from the land registry; and

9.1.14

any (claimed) liabilities (including payments for the satisfaction of any claim, costs including expenses, fees and the like) arising in connection with the claim brought forth by the insolvency administrator of Geiger Technologies as shown in Annex 6.15.

9.2

The Buyers' claims under this Clause 9 become time-barred three (3) years after the Signing Date.  Sections 203 and 205 through 208 and 210 BGB shall not apply unless the Parties agree in writing that the limitation period is to be suspended due to ongoing settlement negotiations.

9.3

The Sellers shall not be obliged to indemnify and hold harmless the Buyer and the Companies to the extent there are sufficiently funded accruals in the Final Effective Date Accounts specifically relating and referring individually to the facts identified in each of Clauses 9.1.1 through 9.1.13 less any funds paid out to the Sellers under Clause 13.2.

9.4

Clauses 7.2 and 7.3 apply mutatis mutandis to this Clause 9.

10.

CAP OF LIABILITY; MULTITUDE OF CLAIMS; WAIVER OF STATUTORY RIGHTS

10.1

The Sellers' liability for claims of the Buyer under Clauses 7 and 9 of this Agreement and the liability for claims of Standex (Ireland) Limited under Clauses 4 and 8 of the APA is jointly restricted to a maximum amount of EUR 15,000,000 (in words: Euro fifteen million) ("Cap of Liability").  The Cap of Liability shall not apply to any claims of the Buyer in connection with principal obligations.

10.2

For the avoidance of doubt:  Where one and the same fact entitles the Buyer under more than one provision in this Agreement to a claim for remedy or damages, the Buyer may only be entitled to claim the same remedy or damage only once. In particular, the foregoing shall apply if one and the same fact qualifies under more than one of the Warranties under Clause 6.

10.3

Except as otherwise provided for herein, no Party shall be entitled

10.3.1

to set-off any rights and claims it may have against any rights or claims the other Party may have under this Agreement or

10.3.2

to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right to retain,

unless the rights or claims of the Party claiming a right to set-off or a right to retain have been acknowledged in writing by the other Party or have been confirmed by final decision of a competent court or arbitration tribunal.

10.4

The Parties are in agreement that the remedies that the Buyer may have against the Sellers for the Breach of Warranty under Clause 6 are solely governed by Clause 7 and that the remedies provided for in Clause 7 shall be the exclusive remedies available to Buyer in connection with this Agreement.  In respect of a Warranty being incorrect, the Buyer may only assert the rights under Clause 7.  Any other remedies or claims of the Buyer based on the condition (Beschaffenheit) of the Meder Business which are not expressly stipulated in this Agreement shall be excluded, regardless of the legal basis for such (in particular claims for breach of pre-contractual obligations (culpa in contrahendo, secs. 241 para. (2), 311 para. (2), para. (3) BGB), ancillary claims including but not limited to claims arising under sec. 280 BGB, and any claims based on frustration of contract pursuant to sec. 313 BGB), unless such claims are based on tort or the intentional or fraudulent conduct of the Seller.  All remedies of the Purchaser for defects of the purchased object under secs. 437 through 441, 443 BGB are hereby expressly excluded and waived by the Buyer except claims based on fraudulent misrepresentation or the Sellers' own intentional conduct.  This shall not affect the mandatory provisions of German law.

10.5

The Parties agree that before requesting damages or indemnification payments in accordance with Clauses 7, 8 or 9 of the Agreement, the Buyer shall first exhaust the balance on the Escrow Account.

11.

MERGER CONTROL

The Parties have assessed the merger control filing requirements and are, on the basis of such assessment, of the common opinion that the Transaction does not require merger control filing.

12.

PROHIBITION ON COMPETITION

12.1

For a period of five years as from the Economic Effective Date, the Sellers must not, either directly or indirectly, enter into competition with the Companies, or promote competition of third parties. Competition is any activity, be it on a self-employed or an employed basis, in the current field of activity of the Companies and in the current geographical area.  The prohibition on competition also applies to the acquisition and/or the holding of shares in one or more enterprises that compete with the Companies as defined in sentence 2 ("Competing Enterprises").  However, the prohibition on competition does not apply to the acquisition and/or the holding of shares in Competing Enterprises purely for financial investment purposes without granting the Sellers, directly or indirectly, management functions and/or a material influence on the Competing Enterprise.

12.2

The Sellers must see to it that, for a period of five (5) years as from the Economic Effective Date, in the case of Tobias Meder only for a period of three (3) years as from the Economic Effective Date, none of the following persons enters into competition with the Companies: Manfred Bühl, Liane Ihle, Bernhard Meder, Kurt Schädler and Tobias Meder, with regard to Bernhard Meder and Tobias Meder except as set forth in Annex 12.2.

12.3

The Sellers must see to it that, for a period of five (5) years as from the Economic Effective Date, Bernhard Meder will not directly nor indirectly take part in enticing employees or consultants of the Company or any legal entities affiliated with it as defined in section 15 AktG ("Affiliated Enterprises") away or enticing employees or consultants in terminating the contractual relations with the Company or its Affiliated

Enterprises or to enter into competition with the Company or its Affiliated Enterprises.  In case employees or consultants of the Company or its Affiliated Enterprises approach Bernhard Meder with the wish to be employed with him (or enter into a contract comparable to employment) or any of his Affiliated Enterprises or with a company Bernhard Meder is director in or otherwise controls this company, the Sellers must see to it that the Buyer is informed of this prior to such employment (or such other agreement comparable to employment).

12.4

For each violation of Clause 12.1, Clause 12.2 sentence 1 or Clause 12.3, each violating Seller must pay a contractual penalty of EUR 50,000 (in words: Euro fifty thousand) to the Buyer.  As long as a violation is continued or continues to have an effect, the contractual penalty is incurred once again every four (4) weeks.  Apart from the contractual penalty, the Buyer may demand that such violation be discontinued and may claim damages or the recovery of the profits made as a result of the forbidden competition; however, the contractual penalty must be credited against the damages or profits payable.

12.5

The Sellers must inform the Buyer of forbidden competition activities upon request and render account of the sales and profits made as a result of such activities.  If the Sellers refuse to inform the Buyer or to render account or object to the Buyer taking reasonable measures to verify the information received, the Sellers must pay a contractual penalty of EUR 50,000 (in words: Euro fifty thousand) to the Buyer.  Clause 12.4 sentence 2 applies mutatis mutandis.  Apart from the contractual penalty, the Buyer may claim damages; however, the contractual penalty must be credited against the damages payable.

13.

CONTINUATION OF THE BUSINESS NAME AND COVENANT OF BUYER

13.1

The Sellers agree that the business names of the Companies and their logos may be continued.

13.2

To the extent accrued liabilities in the Companies prove to be in excess of any amount required and therefore can be dissolved within three (3) years after the Signing Date, the Buyer shall (a) procure that such accruals shall be dissolved and (b) pay to the Sellers an amount equal to such dissolved amount less any tax detriment following from such dissolution at the earlier of (i) the expiry of three (3) years after the Signing Date and (ii) the concerned Company's auditor having confirmed that the relevant accrued liability may (partially) be dissolved since it is definitely no longer needed, it being understood that the Buyer procures that the concerned Company shall obtain an assessment by the concerned auditor in the next upcoming audit.

14.

CONFIDENTIALITY AND PROVIDING INFORMATION TO THIRD PARTIES

14.1

The Sellers must, without limitation in time, keep secret any confidential matters of the Companies. Confidential matters of the Companies are any matters regarding which the Companies have a legitimate interest in secrecy and in relation to which no statutory disclosure obligations exist.

14.2

The Parties must keep secret the contents of the Agreement to the extent that no statutory disclosure obligations exist or the respective other Party has not consented to the disclosure.  The Parties must also keep secret any information they have received about each other and about the enterprises affiliated with the respective other Party as defined in section 15 AktG since they have started talks about the acquisition of the Shares, to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.  Any prior non-disclosure or confidentiality agreements between the parties are replaced hereby.

14.3

For each violation of the duty of confidentiality, each violating Party must pay a contractual penalty of EUR 50,000 (in words: Euro fifty thousand) to the respective other Party.  Apart from the contractual penalty, the discontinuation of the violation may be demanded and damages may be claimed; however, the contractual penalty must be credited against the damages payable.

14.4

The provision of information about the conclusion of the Agreement, and possibly also about details of the intended continuation of the business enterprise, to the employees and business partners of the Companies must be mutually co-ordinated, while complying with all statutory disclosure obligations, in particular under the Works Constitution Act (Betriebsverfassungsgesetz).  Likewise, the provision of information to the public about the conclusion of the Agreement, in particular by way of a press release, must be mutually co-ordinated.

14.5

The Buyer and the Sellers must ensure that the Buyer is registered in the Company's share register in place of the Sellers upon the transfer of the Shares becoming effective.

15.

NOTICES

15.1

Unless provided otherwise in the Agreement, all declarations of the Parties under the Agreement that require receipt by the respective other Party must be made by registered mail with recorded delivery; they should at the same time be sent by telefax or email. The date of the postmark is relevant for the adherence to the time-limit.

15.2

The Sellers appoint

Bernhard Meder

Im Lusti 37

78224 Singen

Germany

telefax: +49 (7731)83999917

copy to:

BRP Renaud & Partner

Königstraße 28

70173 Stuttgart

Germany

telefax: +49 (711) 16445103

and the Buyer appoints

Deborah A. Rosen

Vice President / CLO

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, New Hampshire 03079

United States of America

telefax: +1 (603) 893 0194

copy to:

Rainer Hombeck

Geschäftsführer

Standex International GmbH

Kölner Straße 352-354

47907 Krefeld

Germany

telefax: +49 (2151) 371248

as (joint) authorised agent for the receipt of all declarations that require receipt by the respective other Party.

15.3

The Sellers appoint

Bernhard Meder

Im Lusti 37

78224 Singen

Germany

telefax: +49 (711) 16445103

copy to:

BRP Renaud & Partner

Königstraße 28

70173 Stuttgart

Germany

telefax: +49 (711) 16445103

and the Buyer appoints

Deborah A. Rosen

Vice President / CLO

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, New Hampshire 03079

United States of America

telefax: +1 (603) 893 0194

copy to:

Rainer Hombeck

Geschäftsführer

Standex International GmbH

Kölner Straße 352-354

47907 Krefeld

Germany

telefax: +49 (2151) 371248

as (joint) authorised agent for the receipt of a complaint and for service of any documents that must be served on the respective other Party in the course of proceedings.  Each Party must deliver a written power-of-attorney to this agent.

15.4

Each Party may at any time appoint one or more other authorised agents for the receipt and/or service of declarations and/or documents served and/or communicate other addresses to the respective other Party.  However, for each Party at least one authorised agent for the service of documents must be appointed who is resident in the Federal Republic of Germany, and a written power-of-attorney must be delivered to this agent.

16.

RESTRICTIONS ON TRANSFER

Claims and other rights out of or in connection with the Agreement can only be transferred with the prior consent of the respective other Party.  To the extent that the transfer cannot be excluded validly, the Parties are obliged not to transfer the respective right without the prior consent of the respective other Party.

17.

COSTS AND TRANSFER TAXES

17.1

Real estate transfer tax must be borne by the Buyer.  The Company has real estate in Singen and Großbreitenbach.  The Subsidiaries do not own any real estate.

17.2

The costs of an expert opinion that may become necessary under Clause 5.1.4 must be borne by the Parties in proportion to the result of such opinion; to the extent that the auditing firm preparing the binding expert opinion requests advance payments towards costs, the Parties are mutually obliged to bear these in equal parts.  For the remainder, each Party must bear its own costs, including the costs of its advisors.

17.3

All fees and expenses incurred by the Company, including but not limited to, any legal, investment banking, accounting, tax planning and business advisor fees and expenses in connection with the Transaction shall be duly reflected in the Effective Date Accounts and the Sellers undertake to ensure that all respective invoices are received and accounted for in due time.  To the extent any such costs or expenses are not duly reflected in the Effective Date Accounts, the Sellers will indemnify the Company from any such costs or expenses.

18.

FINAL PROVISIONS

18.1

At all times, the Parties must cooperate and provide timely all further declarations and perform all further acts that are necessary or appropriate to achieve the legal and economic effects stipulated in the Agreement, in particular to achieve the transfer of the Shares.

18.2

Unless provided otherwise in the Agreement, the Sellers are joint and several debtors with respect to all claims the Buyer has against them.  As a precaution, each Seller hereby assumes all liabilities of the other Seller out of or in connection with the Agreement as a joint and several debtor.

18.3

Payments by the Sellers to the Buyer pursuant to the Agreement shall constitute a reduction of the Purchase Price and, where a payment is made directly to any of the Companies, a capital contribution (Einlage) of the Buyer to the respective recipient.

18.4

The Agreement contains the entire agreement reached between the Parties on the subject of the Agreement.  The Annexes to the Agreement have been burnt on DVDs.  The Parties are aware of the content of the DVDs and each Party has received two (2) such DVDs, the content of which is identical.

18.5

Amendments and supplements to the Agreement as well as the waiver of any rights under the Agreement must be in writing in order to be valid unless notarisation is required.  This also applies to any amendment to, or cancellation of, this written form Clause.

18.6

All disputes between the Parties arising out of or in connection with the Agreement or regarding its validity are finally decided by an arbitration tribunal comprising three persons in accordance with the Arbitration Rules of the German Institution for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the ordinary courts.  The place for arbitration proceedings is Düsseldorf.  The language for arbitration proceedings is English.

18.7

The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 no 1 to 4 Civil Procedure Code (Zivilprozessordnung) is Düsseldorf.

18.8

The Agreement is governed by German law under exclusion of the United Nations Convention on Contracts for the International Sale of Goods, and is to be interpreted exclusively consistent with German law and usage of terminology.  This includes, without limitation, the legal concepts and terms contained in the Agreement, the English translations of which may not be identical with the original German terms in their respective legal understanding.

18.9

Should a provision of the Agreement or a provision later on included in the Agreement be or become null and void as a whole or in part, or should a gap in the Agreement become evident, this does not affect the validity of the remaining provisions.  The Parties are aware of the Federal Supreme Court's (Bundesgerichtshof) case-law, whereby a severability clause merely reverses the burden of proof.  However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 BGB as a whole.  Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation is agreed that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of the Agreement if they had considered the point when entering into the Agreement.  If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree.

LIST OF ANNEXES

Annex 2.2	Companies' consent to Transaction
Annex 3.3	Relevant Accrued Liabilities
Annex 3.3.6	Debt relevant capital lease payoffs
Annex 3.9	Example Purchase Price calculation
Annex 6.1.1	Articles of Association and by-laws of the Companies
Annex 6.1.5	Excerpts from commercial register of the Companies
Annex 6.4.3	Real Estate
Annex 6.5.2	Contracts of Use
Annex 6.6.1.1	IP Rights of the Companies
Annex 6.6.1.2	IP-related contracts of the Companies
Annex 6.8	List of Subsidies
Annex 6.9.1	Service contracts of managing directors and management board of the Companies
Annex 6.9.2	Companies' Employees
Annex 6.9.8	List of obligations based on customary business practice at the Companies
Annex 6.10.1	Certain contracts with consultants and service providers
Annex 6.10.2	List of certain contracts with distribution agents
Annex 6.10.3.1	List of joint venture, cooperation and similar contracts
Annex 6.10.3.2	Competition regulating contracts
Annex 6.10.6	List of contracts involving certain net obligations or beyond ordinary course of

business	Annex 6.10.7
Contracts containing change-of-control rights	Annex 6.10.8
Hedging swaps or similar exchange contracts that are unrealized as of the Economic Effective Date	Annex 6.13
List of ten largest suppliers and twelve largest customers of the Meder Business	Annex 6.15
Legal disputes exiting or imminent / threatening	Annex 7.8
Buyer's Best Knowledge	Annex 7.9
Sellers' Best Knowledge	Annex 12.2
Admitted shareholdings and activities for Bernhard and Tobias Meder

Düsseldorf, 9 July 2012

/s/  Bernhard Meder

_____________________________

(Bernhard Meder)

(M-Invest GmbH)

Düsseldorf, 9 July 2012

/s/  Bernhard Meder

_____________________________

(Bernhard Meder)

(MEDER Holding AG)

Düsseldorf, 9 July 2012

/s/  Rainer Hombeck

_____________________________

(Rainer Hombeck)

(Standex International GmbH)

ASSET PURCHASE AGREEMENT

between

1.

MEDER Holding AG, Weissbadstrasse 8b, CH-9050 Appenzell, Switzerland, registered with the Appenzell Innerrhoden canton commercial register under registration number CH-310.3.000.318-8,

"Seller",

2.

Standex (Ireland) Limited, Acragar Road, Mountmellick, Co. Laois, Republic of Ireland,

"Buyer"

and

3.

M-Invest GmbH, Carl-Benz-Straße 19, 78224 Singen, Germany, registered with the commercial register of the local court Freiburg under HRB 542112,

"M-Invest"

The Seller and the Buyer are individually also referred to as the "Party" and collectively as the "Parties".

PREAMBLE

Standex International Corporation, Delaware, United States of America, the mother Company of the Buyer as well as the mother Company of Standex International GmbH, Krefeld, Germany ("Standex International"), has come to a general agreement with the Seller and Meder Electronic AG, Singen ("Meder Electronic") that their respective groups should enter into agreements to effect the following intended transaction ("Transaction"):

(a) Standex International GmbH shall acquire the entire shares in Meder Electronic from M-Invest GmbH, Singen, and the Seller by a separate share sale and purchase agreement ("SPA") and (b) the Buyer intends to acquire from the Seller certain assets, namely all assets of the Seller, which are used or are useful to the business in which Meder Electronic and its subsidiaries are engaged ("Meder Business") by means of this agreement ("Agreement").

All capitalized terms used in the Agreement and not otherwise defined herein shall have the meaning ascribed to them in the SPA.

In order to respond to certain information requests of the Buyer in relation to the Meder Business, the Seller has provided information partially in an online data room and partially by e-mail.

TABLE OF CONTENTS

1.

Subject Matter of Purchase

5

2.

Machinery

5

3.

Contracts

5

4.

Employment Relationships

6

5.

Purchase Price

7

6.

Taxes

7

7.

Warranties (Garantien)

9

8.

Legal Consequences in Case of Incorrect or Incomplete Warranties

11

9.

Liability Claims

14

10.

Cap of Liability

14

11.

Transfer of the Enterprise and Other Contractual Duties

14

12.

Confidentiality and Providing Information to Third Parties

15

13.

Joint and Several Obligation

15

14.

Notices

15

15.

Restrictions on Transfer

17

16.

Costs

17

17.

Final Provisions

18

DEFINITIONS

Agreement	Preamble
BGB	Clause 4.2
Breach of Warranty	Clause 8.1
Buyer	Deed Caption
Economic Effective Date	Clause 2.1
M-Invest	Deed Caption
Intercompany Contracts	Clause 3.1
Machinery	Clause 2.1
Meder Business	Preamble
Meder Electronic	Preamble
Party/Parties	Deed Caption
Purchase Price	Clause 5.1
Reclaimable VAT	Clause 6.3.2
Seller	Deed Caption
Seller Employees	Clause 4.1
Seller's Best Knowledge	Clause 8.9
Signing Date	Clause 1.2
Sold Assets	Clause 1.1
SPA	Preamble
Standex International	Preamble
Subsidies	Clause 7.1.4
Third Party	Clause 8.2
Third Party Contracts	Clause 3.2
Transaction	Preamble
Transferred Contracts	Clause 3.4
VAT	Clause 6.3.2
Warranties	Clause 7

19.

SUBJECT MATTER OF PURCHASE

19.1

The Assets sold in accordance with the Agreement are referred to together as the "Sold Assets".  The Sold Assets comprise the machinery and contracts as specified in Clauses 2 and 3.

19.2

In case there are tangible and intangible assets of the Seller, which are used or are useful to the Meder Business that are not expressly specified in Clauses 2 and 3, the Seller remains under an obligation to sell and transfer these Assets to the Buyer even after the date hereof ("Signing Date").  In such case, no additional purchase price shall be due but the consideration for such sale and transfer of assets shall be covered by the Purchase Price.

20.

MACHINERY

20.1

The Seller hereby sells to the Buyer the machinery listed in Annex 2.1 ("Machinery").  The Buyer accepts this sale. As between the Parties, this sale has economic effect (wirtschaftliche Wirkung) as per 1 July 2012, zero hours Central European Summer Time (CEST) ("Economic Effective Date").

20.2

The Seller and the Buyer agree – subject to the condition precedent (aufschiebende Bedingung) of payment of the Purchase Price according to Clause 5 – that the ownership in the Machinery shall pass to the Buyer.  Since the Machinery is not in the possession of the Seller but with its respective lessees, to transfer ownership the Seller will on the day following the Signing Date, if not already done, inform the lessees of the Machinery that the Buyer is the new owner of Machinery and instruct them to from now on hold possession of the Machinery for the ownership of the Buyer.  The Seller hereby transfers – subject to the condition precedent (aufschiebende Bedingung) of payment of the Purchase Price according to Clause 5 – to the Buyer all claims for restitution of the Machinery which are based on ownership.  To the extent local law applicable in the location where the Machinery is located requires further actions to transfer ownership, the Parties will take these actions.

21.

CONTRACTS

21.1

The Buyer hereby undertakes to the Seller to enter into the lease contracts listed in Annex 3.1.1 ("Intercompany Contracts") to replace the Seller with full discharging effect for the Seller (Vertragsübernahme mit schuldbefreiender Wirkung).  The Seller accepts this undertaking.  As between the Parties, this undertaking has economic effect (wirtschaftliche Wirkung) as per the Economic Effective Date.  The consent of the contracting parties to the Intercompany Contracts, in all cases lessees and in all cases Relatives of the Seller, to such exchange of the lesser under the Intercompany Contracts has already been obtained and a copy of the respective consent declarations is in Annex 3.1.2.

21.2

The Buyer hereby undertakes to the Seller to enter into the contracts listed in Annex 3.2 ("Third Party Contracts") to replace the Seller with full discharging effect for the Seller (Vertragsübernahme mit schuldbefreiender Wirkung), or to agree a substitute contract with the relevant third party.  The Seller accepts this undertaking. As between the Parties, this undertaking has economic effect (wirtschaftliche Wirkung) as per the Economic Effective Date.

21.3

The Parties must jointly endeavour to obtain the consent to the undertaking in Clause 3.2 of those third parties who are parties to the Third Party Contracts.  If it is not possible to obtain such consent or if this is not expedient in the opinion of both Parties, the Seller and the Buyer will - to the extent legally permissible - conduct themselves and treat each other inter se as if the Buyer had validly assumed the relevant contract with effect to the Economic Effective Date.  In this case, the Seller will remain the nominal contractual party in relation to third parties, but will internally perform and fulfil the contract for the account of and on the instructions of the Buyer.

21.4

Performance out of the Intercompany Contracts and the Third Party Contracts (collectively "Transferred Contracts") must be properly apportioned with effect as per the Economic Effective Date.  The value of advance performance or outstanding performance of the Seller or the respective other contractual party, and in particular rebates, commission and other deductions or payments to be granted or received, that are connected with a term of the contractual relationship and/or turnover, will be settled between the Seller and the Buyer pro rata temporis as per the Economic Effective Date.  To the extent to which the Seller receives payments for services not yet performed on the basis of the Transferred Contracts by the Economic Effective Date, the Seller must pass on these amounts to the Buyer.  To the extent to which the Buyer receives payments after the Economic Effective Date out of Transferred Contracts for services that the Seller performed before the Economic Effective Date, the Buyer must pass on these amounts to the Seller.

21.5

All declarations of acceptance and obligations of the Seller under this Clause 3 are subject to the condition precedent (aufschiebende Bedingung) of payment of the Purchase Price according to Clause 5.

22.

EMPLOYMENT RELATIONSHIPS

22.1

The Seller had, on 1 June 2012, ten employees, the names of which are listed in Annex 4.1 ("Seller Employees").  The Seller has informed all Seller Employees about the intended Transaction, its structure, intended results and the motives leading thereto in detail.  When being informed about the Transaction intended, four of the Seller Employees, namely Rolf Esslinger, Melanie Hahn, Michael Ruf and Werner Ludes decided not to continue to work for the Seller but entered at free will into annulment agreements relating to their employment contracts and entered into new employment contracts with Meder Electronic.  The employment contract of Manfred Kandolf was terminated effective 30 June 2012, he has also been employed with a legal entity related to the Seller in Shanghai and will continue to work there.  Tina Chieregato, Tobias Meder, Bernhard Meder, Yue Lan and Stefanie Lucio decided to continue to be employed with the Seller.

22.2

The Seller has informed the Buyer that none of the Seller Employees apart from Rolf Esslinger, Melanie Hahn and Werner Ludes spent a considerable amount of their working time with the Meder Business.  On the basis of this information, the Parties have the common understanding that none of the Seller Employees will pass to the Buyer with rights and duties pursuant to section 613a German Civil Code (Bürgerliches Gesetzbuch, "BGB"), Art. 333 Swiss Civil Code (Schweizerisches Zivilgesetzbuch, ZGB) or applicable comparable provisions in other jurisdictions.

22.3

The Seller shall fully indemnify, defend and hold harmless the Buyer from any and all liabilities, damages or costs resulting from any claims against or obligations of the Buyer, or claims not existing but brought forward against the Buyer, in each case with regard to section 613a BGB, Art. 333 ZGB or applicable comparable provisions in other jurisdictions by any of the Seller Employees or of any other former employee of the Seller.  This includes in particular but not exclusively contractual claims such as for example salaries, payments from any company pension scheme and any necessary and adequate costs, fees and expenses caused by proceedings in connection with acts covered by this Clause 4.3.  As regards any indemnification claim under this Clause 4.3, section 254 para. 1 BGB is explicitly excluded.

22.4

Clauses 8.2 and 8.3 apply mutatis mutandis to this Clause 4.

23.

PURCHASE PRICE

23.1

The purchase price for the Sold Assets is fixed at EUR 2,005,500 (in words: Euro two million five thousand and five hundred) (the "Purchase Price") and there is no adjustment to the Purchase Price.

23.2

On the day following the Signing Date, the Buyer shall pay to the Seller the Purchase Price to the following bank account of the Seller:

Account no. 6010340.461-00

IBAN-Code: CH9700763601034046100

Bank Appenzeller Kantonalbank

Bank sorting code / SWIFT-BIC 763/AIKACH22

Account holder MEDER Holding AG.

23.3

The Seller shall immediately confirm receipt of the Purchase Price to the Buyer giving evidence of the fulfilment of the condition precedent set forth in Clauses 2.2 and 3.5.

24.

TAXES

24.1

Tax Indemnities

24.1.1

The Seller shall indemnify and hold harmless the Buyer from all liabilities, damages or costs including expenses arising as a result of one of the following statements being incorrect:

(a)

The Seller has in each case paid, or withheld and paid over, all Taxes that were due by the Economic Effective Date, in each case in good time and completely;

(b)

the Seller has submitted all foreign and domestic Tax Returns that were due by the Signing Date and all other legally necessary declarations to the Fiscal Authorities in accordance with all statutes and directives, fully and truthfully completed, and in good time.

24.1.2

The Seller shall further indemnify and hold harmless the Buyer from and against

(a)

all unpaid Taxes relating to the Sold Assets which were or are levied against the Buyer and which are attributable to the period up to and including the Economic Effective Date or which result from activity occurring on or before the Economic Effective Date;

(b)

any liability of the Buyer for any Tax debt of the Seller or the lessees which is attributable to the period up to and including the Economic Effective Date or which results from activity occurring on or before the Economic Effective Date regarding the Sold Assets; and

(c)

any liabilities, damages or costs including expenses of the Buyer which arise as a result of facts which form the base of a claim under Clauses 6.1.2(a) and 6.1.2(b).

24.2

Any claim under Clause 6.1 must be settled by the Seller at the Buyer's request as soon as the subsequent Tax demands fall due irrespective of whether there is already a finally binding Tax assessment or not.

24.3

Value Added Tax, Transfer Taxes, Duty to inform

24.3.1

It is the current understanding of the Parties that the sale and transfer of the Sold Assets, either constitutes the sale and transfer of a going concern (transfer of a totality of assets or part thereof) within the meaning of sec. 19 of the EU VAT Directive and as such is not subject to any VAT or that the sale and transfer is not subject to VAT or equivalent Tax for any other reason in any country relevant for the transaction contemplated by the Agreement (VAT or any equivalent or comparable Tax in any country collectively "VAT").

24.3.2

If and to the extent contrary to such understanding, any Fiscal Authority takes the position that the sale and transfer of the Sold Assets is subject to VAT, the Parties agree that the Purchase Price does not include such VAT.  If according to local law any VAT is due in connection with the sale and transfer of the Sold Assets the Seller shall forthwith issue to the Buyer a valid VAT invoice in respect of the sale and transfer of the Sold Assets to the Buyer.  The Buyer shall bear and pay any amount of VAT which is due and payable in connection with the sale and transfer of the Sold Assets to the Buyer in full only if and to the extent that the Buyer is entitled to a reclaim such amount of VAT by means of input Tax deduction (Vorsteuerabzug) as regards the transfer of the Sold Assets according to a finally binding VAT assessment of the Buyer ("Reclaimable VAT").  The Buyer will forthwith upon receipt of such final assessment, however to the extent input VAT credit is paid out in cash, only after receipt of such cash, pay Reclaimable VAT directly to the Seller, unless the Buyer is obliged to effect direct payment to any Fiscal Authority (e. g. due to reverse charge procedure being applicable).  In respect of any differences between the Reclaimable VAT and the VAT resulting from the sale and transfer of the Sold Assets, which especially might be the case if local law designates the Buyer as the person liable to pay the Tax (e. g. due to reverse charge procedure being applicable), the Seller has to indemnify and hold harmless the Buyer from half (fifty percent) of this differing amount and from any relating liabilities, damages or costs including expenses of the Buyer.

24.3.3

It is the common understanding of the Parties that the sale and transfer of the Sold Assets is also not subject to any other transfer Taxes (e.g. real estate transfer Tax, customs, stamp duties and equivalents).  If and to the extent, contrary to such common understanding, any Fiscal Authority takes the position that the sale and transfer of the Sold Assets is subject to such transfer Tax, the Seller and the Buyer shall bear such transfer tax one half each.

24.3.4

The Seller shall, without undue delay (unverzüglich) upon request inform the Buyer about the treatment in respect of Taxes of the Sold Assets and provide the Buyer with copies of all relevant documentation or with all relevant information to enable the Buyer the correct treatment in respect of Taxes of the acquired assets. If acts of the Seller contrary to his duty to inform lead to any disadvantages for the Buyer, the Seller shall indemnify and hold harmless the Buyer from all liabilities, damages, or costs including expenses arising as a result.

24.4

Any claims of the Buyer under this Clause 6 shall be time-barred (verjährt) on the day following the expiry of nine (9) months following the date on which the relevant Tax assessment notice has become final and non appealable.

25.

WARRANTIES (GARANTIEN)

The Parties have extensively discussed and negotiated to what extent and how the Seller should be liable for defects of the Sold Assets.  They have decided to depart from the statutory system of liability, and in its place to provide for a separate system of liability, as determined in Clauses 7 to 9 of the Agreement.

The Seller warrants as per the Signing Date unless otherwise implied by the concerned warranty under this Clause 7 the correctness and completeness of the following statements (the "Warranties") by means of an independent guarantee promise (Garantieversprechen, section 311 para 1 BGB):

25.1

Machinery

25.1.1

The Machinery is owned by the Seller and is free of any rights or claims of third parties, except as provided in the Intercompany Contracts and the Third Party Contracts listed in Annex 7.1; apart from these restrictions, the Seller can freely dispose over the Machinery.

25.1.2

The Machinery is in a good state of preservation and efficiency except for wear and tear due to normal use and has been regularly serviced and maintained in the ordinary course of business, in particular all preventive maintenance and repair works required have been carried out regularly and in accordance with the relevant manufacturer's maintenance or service manuals.

25.1.3

To Seller's Best Knowledge, the products manufactured by OKI and Relmag with the Machinery comply with all safety requirements under the German Product Safety Act (Produktsicherheitsgesetz) or comparable provisions under applicable law.  To Seller's Best Knowledge, no claims for damages based on defective products have been asserted or threatened against the Seller or OKI or Relmag in relation to such Machinery, nor, to Seller's Best Knowledge, have any preliminary investigations under criminal law been instituted against employees, executives and/or members of corporate bodies of the Seller or OKI and Relmag based on personal injury or damage to property caused by defective products manufactured with such Machinery.  To Seller's Best Knowledge, there are no indications that such claims will be asserted, or investigations instituted.

25.1.4

The Seller has not applied for, received or used public subsidies or other state aid-relevant preferential treatment (jointly "Subsidies") in relation to the Machinery which identifies for each item of Machinery (also partially) financed with Subsidies stating its current location and its lessee.

25.1.5

To Seller's Best Knowledge, the current operations of the Machinery are not hindered by any rights of third parties under any applicable public or civil law.  To the extent operated by them respectively, the Seller holds and the lessees of the Machinery hold all permits, licenses or approvals required under any applicable public law or neighbours' law for the operation of the Machinery, it being understood that with regard to the operation of the Machinery by OKI and Relmag, this Warranty is only granted to Seller's Best Knowlegde.  The operation of the Machinery is conducted in accordance with these permits, licenses or approvals, including any ancillary provisions, as well as in compliance with public law regulations and measures of any kind, in particular provisions on employment safety and environmental protection, it being understood that with regard to the operation of the Machinery by OKI and Relmag, this Warranty is only granted to Seller's Best Knowledge.  To Seller's Best Knowledge, there are no indications of a withdrawal, revocation, expiration, restriction or subsequent alteration (in particular by imposition of obligations) of these permits, licenses or approvals.  There are no unsettled complaints by any competent public authorities or employers' liability insurance associations (Berufsgenossenschaften) or the like as regards the operation of the Machinery, it being understood that with regard to the operation of the Machinery by OKI and Relmag, this Warranty is only granted to Seller's Best Knowledge.  In addition, other third parties - in particular neighbours - have not lodged complaints or asserted claims in relation to the operation of the Machinery or parts thereof it being understood that with regard to such claims vis-à-vis OKI and Relmag this Warranty is only granted to Seller's Best Knowledge.

25.1.6

To Seller's Best Knowledge, there are no circumstances that may exclude the payment of insurance benefits under the insurance policies for the Machinery.  There are no arrears with any obligation under the concerned insurance; in particular, all insurance premiums owed have been paid in time.  No insurance coverage for the Machinery will end upon the transfer of the ownership in the Machinery.  The Machinery is adequately and customarily insured.

25.1.7

The operation of the Machinery has not caused any Environmental Damage, it being understood that with regard to the operation of OKI and Relmag, this Warranty is only granted to Seller's Best Knowledge.

25.2

Transferred Contracts

To Seller's Best Knowledge, all Transferred Contracts are valid.  They are carried out in accordance with their terms.  To Seller's Best Knowledge, there is no obstacle to the continued validity of the Transferred Contracts and no termination or contest is expected.  None of the Transferred Contracts will automatically be terminated, changed or supplemented due to the conclusion or implementation of the Agreement or provides for corresponding rights.

25.3

Legal Disputes

On the day before the Signing Date, there is neither any litigation nor are there any court proceedings, claims or investigations by public authorities with regard to the Sold Assets.  To Seller's Best Knowledge, such litigation, court proceedings, claims or investigations are not imminent either.

25.4

Miscellaneous

25.4.1

All information concerning the Sold Assets made accessible by the Seller to the Buyer and its advisors prior to the conclusion of the Agreement is correct, complete and not misleading.

25.4.2

The Sold Assets and all information handed over to the Buyer together with the Sold Assets are all the assets and information owned or held by the Seller necessary to continue the operations of the Meder Business in the same scope as in the past.

25.4.3

The conclusion and implementation of the Agreement do not violate any contracts or other legal provisions or restrictions to which the Seller is subject, and do not require, on the part of the Seller, the consent of a third party, a court or a public authority.

25.4.4

No insolvency proceedings have been instituted against the Seller or have been subject of a corresponding petition, and there are no circumstances that could justify this.

26.

LEGAL CONSEQUENCES IN CASE OF INCORRECT OR INCOMPLETE WARRANTIES

26.1

If one or more Warranties are incorrect and/or incomplete ("Breach of Warranty"), then the Buyer is in each case entitled to demand from the Seller that the warranted situation be provided.  If the Buyer's demand for provision of the warranted situation is not fully met within a reasonable period, but in any case within thirty (30) days upon receipt of the respective demand, if provision of the warranted situation turns out to be impossible or inexpedient from the Buyer's reasonable point of view, or if the Seller refuses provision of the warranted situation for whatever reason, then the Buyer is entitled to demand from the Seller that damages be paid instead.  In the event of damages, the Seller, at the Buyer's choice, must pay to the Buyer or the Company that is affected by the Breach of Warranty the amount that is needed for provision of the warranted situation.

26.2

In case the Buyer demands the provision of the warranted situation and/or the payment of damages, the Buyer and/or the Companies shall not be entitled to claim internal administrative or general costs and consequential damages such as lost profit or the defense that the Purchase Price was calculated based on incorrect assumptions.  In deviation of the foregoing sentence, in case of any third party including but not limited to any governmental, state or administrative body ("Third Party") asserting a claim of whatever nature (including but not limited to claims for damages, indemnification or hold harmless, or imputing actions or omissions), against the Buyer and/or the Companies where the facts underlying such claim constitute a Breach of Warranty, the Seller shall fully indemnify and hold the Buyer and/or the Companies harmless from such claims, and all payments made by the Buyer and/or the Companies for the satisfaction of such claim and all costs and, with the exception of internal administrative costs, all expenses arising out of and in connection with such claim borne by the Buyer and/or Companies, depending on whom the claim is being asserted, shall be compensated by the Seller.  For the sake of clarity, for the purposes of this Clause 8, Third Party is not a legal entity or company of whatever legal nature in which Standex International directly or indirectly holds a majority of equity or voting rights.

26.3

The Buyer shall procure that (a) the Seller is informed without undue delay once a Third Party has approached either the Buyer or any Company in writing with a claim that could constitute a Breach of Warranty and give rise to a claim against the Seller under this Agreement which obligation shall include providing (a) such documentation and other information that is at hand and necessary or reasonably expedient for conducting the proceedings and the defense and (b) any and all powers of attorney necessary to conduct the relevant proceeding upon request by the Seller. Such claims shall be fought at the Seller's reasonable discretion in line with the Seller's directions if such directions can be considered expedient, reasonable and prudent bearing in mind the totality of the circumstances including also the interest of the Buyer or the affected Company and at the Seller's cost and expense.  The Buyer and the Seller shall use best efforts to agree upon the defense.  The Seller shall indemnify the Buyer and/or the Companies for any and all cost and expenses arising out of or in connection with the defense against any claims in connection with a Breach of Warranty brought up against them if and to the extent that (a) the Seller is not giving directions for the defense against such claims at its cost and expense without undue delay and (b) cost and expenses arise from the directions of the Seller as per this Clause 8.3.

26.4

To the extent permitted by statute, sections 439 para 3, 275 paras 2 and 3 BGB as well as 377 HGB do not apply.

26.5

The Buyer may only claim damages under this Clause 8 where and to the extent the damage individually exceeds EUR 10,000 (in words: Euro ten thousand); claims on the basis of several events that can be or are dealt with by the same measure are calculated together for their purpose, the same applies to claims on the basis of several measures that result from the same event or from breaches of law of the same kind.  The restrictions in this Clause 8.5 do not apply to the liability from any defects in title of the Sold Assets.

26.6

The Buyer's claims under this Clause 8 become time-barred twenty-seven (27) months after the Signing Date.  Sections 203 and 205 through 208 and 210 BGB shall not apply unless the Parties agree in writing that the limitation period is to be suspended due to ongoing settlement negotiations.

26.7

The Seller shall not be obliged to pay damages under this Clause 8 to the extent the concerned damage was recovered from any third party including under any insurance policies.  In case such recovery cannot be obtained upon first written request by the Buyer, the Buyer shall, upon written request by the Seller, assign such claim to the Seller as designated by the Seller, or, if such assignment is legally not possible or achievable, per instructions of the Seller's cost, exhaust remedies.  For the avoidance of doubt, section 254 BGB applies.

26.8

The Seller shall further not be obliged to pay damages under this Clause 8 to the extent the Buyer or its representatives or advisors or the persons listed in Annex 8.8 had actual knowledge (positive Kenntnis) of the facts causing such damage or to the extent these persons should have had knowledge of facts causing such damage when applying the caution of a prudent business man (grob fahrlässige Unkenntnis) while reviewing the documentation provided to them by the Seller, its representatives or advisors or the persons listed in Annex 8.9 during the preparation of the Transaction, it being understood that the Parties agreed that after 24 April 2012 all documents of any relevance to the Buyer were to be provided to the Buyer, its representatives, its advisors or the persons listed in Annex 8.8 by e-mail or to be handed over in persona to these persons and that, therefore, it was agreed that such persons did from this day on not continue to check the online data room provided by the Seller unless explicitly directed to a particular document filed there by the Seller, its representatives or advisors when discussing a particular question.

26.9

"Seller's Best Knowledge” is the actual knowledge (positive Kenntnis) of Bernhard Meder and the persons listed in Annex 8.9 and the knowledge these persons should have had when applying the caution of a prudent business man (grob fahrlässige Unkenntnis).

26.10

For the avoidance of doubt: Where one and the same fact entitles the Buyer under more than one provision in this Agreement to a claim for remedy or damages, the Buyer may only be entitled to claim the same remedy or damage only once. In particular, the foregoing shall apply if one and the same fact qualifies under more than one of the Warranties under Clause 7.

26.11

Except as otherwise provided for herein, no Party shall be entitled

26.11.1

to set-off any rights and claims it may have against any rights or claims the other Party may have under this Agreement or

26.11.2

to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right to retain,

unless the rights or claims of the Party claiming a right to set-off or a right to retain have been acknowledged in writing by the other Party or have been confirmed by final decision of a competent court or arbitration tribunal.

26.12

The Parties are in agreement that the remedies that the Buyer may have against the Seller for the Breach of Warranty under Clause 7 are solely governed by Clause 8 and that the remedies provided for in Clause 8 shall be the exclusive remedies available to Buyer in connection with this Agreement.  In respect of a Warranty being incorrect, the Buyer may only assert the rights under Clause 8.  Any other remedies or claims of the Buyer based on the condition (Beschaffenheit) of the Meder Business which are not expressly stipulated in this Agreement shall be excluded, regardless of the legal basis for such (in particular claims for breach of pre-contractual obligations (culpa in contrahendo, secs. 241 para. (2), 311 para. (2), para. (3) BGB), ancillary claims including but not limited to claims arising under sec. 280 BGB, and any claims based on frustration of contract pursuant to sec. 313 BGB), unless such claims are based on tort or the intentional or fraudulent conduct of the Seller.  All remedies of the Buyer for defects of the purchased object under secs. 437 through 441, 443 BGB are hereby expressly excluded and waived by the Buyer except claims based on fraudulent misrepresentation or the Seller's own intentional conduct.  This shall not affect the mandatory provisions of German law.

26.13

The Parties agree that before requesting damages or indemnification payments in accordance with Clauses 4, 6 and 8 of the Agreement, the Buyer shall first exhaust the balance on the Escrow Account.

27.

LIABILITY CLAIMS

The Seller must indemnify, defend and hold the Buyer harmless against all liability claims and costs relating to the Sold Assets the basis for which was laid prior to the Economic Effective Date.  The Buyer must indemnify, defend and hold the Seller harmless against all liability claims and costs the basis for which was laid after the Economic Effective Date relating to the Sold Assets.

28.

CAP OF LIABILITY

28.1

The Seller's liability for claims of the Buyer under Clauses 4 and 8 of this Agreement and for claims of Standex International GmbH under Clauses 7 and 9 of the SPA is jointly restricted to a maximum amount of EUR 15,000,000 (in words: Euro fifteen million).  This cap of liability shall not apply to any claims of the Buyer in connection with principal obligations.

29.

TRANSFER OF THE ENTERPRISE AND OTHER CONTRACTUAL DUTIES

29.1

The Parties must provide each other with all information, and participate in any transactions and legal acts, required to implement the Agreement, including after the Economic Effective Date.  In particular, the Seller must provide full information to the Buyer concerning any matters of the Sold Assets that occurred prior to the Economic Effective Date, on request and provide to the Buyer all documentation relating to and necessary and useful for the operation of the Machinery.

29.2

The Parties must inform each other without undue delay about the receipt of any relevant correspondence in legal or business terms, or payments from third parties the content of which is to be attributed to the respective other Party.

29.3

The Seller must allow the Buyer and the persons mandated by the Buyer to inspect and copy documents relating to the Sold Assets even after the Economic Effective Date.  The same applies vice versa with regard to business records sold under the Agreement and handed over to the Buyer, in whose contents the Seller has a legitimate interest, in particular in connection with Tax audits.

30.

CONFIDENTIALITY AND PROVIDING INFORMATION TO THIRD PARTIES

30.1

The Seller must, without limitation in time, keep secret any confidential matters relating to the Sold Assets.  Confidential matters relating to the Sold Assets are any matters regarding which the Buyer or the contracting parties under the Transferred Agreements have a legitimate interest in secrecy and in relation to which no statutory disclosure obligations exist.

30.2

The Parties must keep secret the contents of the Agreement to the extent that no statutory disclosure obligations exist or the respective other Party has not consented to the disclosure.  The Parties must also keep secret any information they have received about each other and about the enterprises affiliated with the respective other Party as defined in section 15 AktG since they have started talks about the Transaction, to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.  Any prior non-disclosure or confidentiality agreements between the parties are replaced hereby.

30.3

For each violation of the duty of confidentiality, each violating Party must pay a contractual penalty of EUR 50,000 (in words: Euro fifty thousand) to the respective other Party.  Apart from the contractual penalty, the discontinuation of the violation may be demanded and damages may be claimed; however, the contractual penalty must be credited against the damages payable.

30.4

The provision of information about the conclusion of the Agreement, and possibly also about details of the intended continuation of the Meder Business, to the employees and business partners of the Seller must be mutually co-ordinated, while complying with all statutory disclosure obligations.  Likewise, the provision of information to the public about the conclusion of the Agreement, in particular by way of a press release, must be mutually co-ordinated.

31.

JOINT AND SEVERAL OBLIGATION

M-Invest hereby assumes all obligations of the Seller under Clauses 6, 8 and 9 of the Agreement and thereby becomes joint and several liable to these obligations of the Seller.

32.

NOTICES

32.1

Unless provided otherwise in the Agreement, all declarations of the Parties under the Agreement that require receipt by the respective other Party must be made by registered mail with recorded delivery; they should at the same time be sent by telefax or email.  The date of the postmark is relevant for the adherence to the time-limit.

The Seller appoints:

Bernhard Meder

Im Lusti 37

78224 Singen

Germany

telefax: +49 (7731) 83999917

copy to:

BRP Renaud & Partner

Königstraße 28

70173 Stuttgart

Germany

telefax: +49 (711) 16445103

and the Buyer appoints:

Deborah A. Rosen

Vice President / CLO

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, New Hampshire 03079

United States of America

telefax: +1 (603) 893 0194

copy to:

Rainer Hombeck

Geschäftsführer

Standex International GmbH

Kölner Straße 352-354

47907 Krefeld

Germany

telefax: +49 (2151) 371248

as authorised agent for the receipt of all declarations that require receipt by the respective other Party.

The Seller appoints:

Bernhard Meder,

Im Lusti 37,

78224 Singen,

Germany

telefax: +49 (7731) 83999917

copy to:

BRP Renaud & Partner,

Königstraße 28,

70173 Stuttgart,

Germany

telefax: +49 (711) 16445103

and the Buyer appoints:

Deborah A. Rosen

Vice President / CLO

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, New Hampshire 03079

United States of America

telefax: +1 (603) 893 0194

copy to:

Rainer Hombeck

Geschäftsführer

Standex International GmbH

Kölner Straße 352-354

47907 Krefeld

Germany

telefax: +49 (2151) 371248

as authorised agent for the receipt of a complaint and for service of any documents that must be served on the respective other Party in the course of proceedings.  Each Party must deliver a written power-of-attorney to this agent.

32.2

Each Party may at any time appoint one or more other authorised agents for the receipt and/or service of declarations and/or documents served and/or communicate other addresses to the respective other Party.  However, for each Party at least one authorised agent for the service of documents must be appointed who is resident in the Federal Republic of Germany, and a written power-of-attorney must be delivered to this agent.

33.

RESTRICTIONS ON TRANSFER

Claims and other rights out of or in connection with the Agreement can only be transferred with the prior consent of the respective other Party.  To the extent that the transfer cannot be excluded validly, the Parties are obliged not to transfer the respective right without the prior consent of the respective other Party.

34.

COSTS

Each Party must bear its own costs, including the costs of its advisors in relation to the Agreement.

35.

FINAL PROVISIONS

35.1

At all times, the Parties must provide all further declarations and perform all further acts that are necessary or appropriate to achieve the legal and economic effects stipulated in the Agreement, in particular to achieve the transfer of the Sold Assets.

35.2

Payments by the Seller to the Buyer pursuant to the Agreement shall constitute a reduction of the Purchase Price.

35.3

The Agreement contains the entire agreement reached between the Parties on the subject of the Agreement.  The Annexes to the Agreement have been burnt on DVDs.  The Parties are aware of the content of the DVDs and each Party has received two (2) such DVDs, the content of which is identical.

35.4

Amendments and supplements to the Agreement as well as the waiver of any rights under the Agreement must be in writing in order to be valid unless notarisation is required.  This also applies to any amendment to, or cancellation of, this written form clause.

35.5

All disputes between the Parties arising out of or in connection with the Agreement or regarding its validity are finally decided by an arbitration tribunal comprising three persons in accordance with the Arbitration Rules of the German Institution for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the ordinary courts.  The place for arbitration proceedings is Düsseldorf.  The language for arbitration proceedings is English.

35.6

The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 no 1 to 4 Civil Procedure Code (Zivilprozessordnung) is Düsseldorf.

35.7

The Agreement is governed by German law under exclusion of the United Nations Convention on Contracts for the International Sale of Goods, and is to be interpreted exclusively consistent with German law and usage of terminology.  This includes, without limitation, the legal concepts and terms contained in the Agreement, the English translations of which may not be identical with the original German terms in their respective legal understanding.

35.8

Should a provision of the Agreement or a provision later on included in the Agreement be or become null and void as a whole or in part, or should a gap in the Agreement become evident, this does not affect the validity of the remaining provisions.  The Parties are aware of the Federal Supreme Court's (Bundesgerichtshof) case-law, whereby a severability clause merely reverses the burden of proof.  However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 BGB as a whole.  Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation is agreed that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of the Agreement if they had considered the point when entering into the Agreement.  If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree.

LIST OF ANNEXES

Annex 2.1	Machinery
Annex 3.1.1	Intercompany Contracts
Annex 3.1.2	Consent Declarations for transfer of Intercompany Contracts
Annex 3.2	Third Party Contracts
Annex 4.1	Seller Employees
Annex 7.1	Third Party Contracts providing third party rights to the Machinery
Annex 8.8	Buyer's Best Knowledge
Annex 8.9	Seller's Best Knowledge

Düsseldorf, 9 July 2012

/s/ Bernhard Meder

_____________________________

(Bernhard Meder)

(MEDER Holding AG)

Salem, New Hampshire, USA, 9 July, 2012

(place, date)

/s/  Roger L. Fix

_____________________________

(Roger Fix)

(Standex (Ireland) Limited)

Düsseldorf, 9 July 2012

/s/  Bernhard Meder

_____________________________

(Bernhard Meder)

(M-Invest GmbH)